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                                                                   Exhibit 10.27


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                          SECURITIES PURCHASE AGREEMENT

                                  by and among
                             AT&T WIRELESS PCS INC.,
                               TWR CELLULAR, INC.,
                             CASH EQUITY INVESTORS,
                                MERCURY PCS, LLC,
                              MERCURY PCS II, LLC,
                             MANAGEMENT STOCKHOLDERS
                                       and
                                  TRITEL, INC.
                            Dated as of May 20, 1998



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                          SECURITIES PURCHASE AGREEMENT

         SECURITIES PURCHASE AGREEMENT, dated as of May 20, 1998, by and among AT&T Wireless PCS Inc., a Delaware corporation ("AT&T PCS"), TWR Cellular, Inc., a Maryland corporation ("TWR") the investors referred to on Schedule I (individually, an "Initial Cash Equity Investor" and, collectively, the "Initial Cash Equity Investors"), Mercury PCS, LLC, a Mississippi limited liability company ("Mercury I"), Mercury PCS II, LLC, a Mississippi limited liability company ("Mercury II"), the individuals listed on Schedule II (individually, a "Management Stockholder" and, collectively, the "Management Stockholders") and Tritel, Inc., a Delaware corporation (the "Company"). AT&T PCS, TWR, the Cash Equity Investors, Mercury I and Mercury II are sometimes referred to herein, individually, as a "Purchaser" and, collectively, as the "Purchasers."

         WHEREAS, AT&T PCS has been granted the PCS licenses described on
Schedule III (the "AT&T PCS Licenses") and TWR holds the PCS licenses described on Schedule III (the "TWR Licenses");

         WHEREAS, Mercury I and Mercury II have been granted the PCS licenses described on Schedule IV (the "Mercury Licenses") and Mercury I has, pursuant to the Central Alabama Agreement, agreed to acquire the PCS license described on
Schedule V (the "Alabama License");

         WHEREAS, the Management Stockholders organized the Company by the filing of a Certificate of Incorporation (the "Original Certificate"), and as of the date hereof the Management Stockholders are the record and beneficial owners of all of the issued and outstanding capital stock of the Company;

         WHEREAS, the Management Stockholders have extensive experience and expertise in the wireless telecommunications industry and have organized the Company in order to construct and operate a mobile wireless telecommunications system in the territory (the "Company Territory") described on Schedule VI;

         WHEREAS, each of the Purchasers wishes to acquire securities of the Company in consideration of contributions of cash and/or other property to the capital of the Company, and the Company wishes to accept such contributions and issue securities to each of the Purchasers, all on the terms and subject to the conditions herein set forth; and

               WHEREAS, the parties wish to amend and restate the Original Certificate in its entirety in order to reflect, among other things, the authorization of the securities being issued hereunder, and the parties wish to enter into certain agreements relating to the parties' rights and obligations in connection with the Company;

         NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the parties agree as follows:

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                                   ARTICLE I

                                   DEFINITIONS

         As used herein, the following terms have the following meanings (unless indicated otherwise, all Section and Article references are to Sections and Articles in this Agreement, and all Schedule and Exhibit references are to Schedules and Exhibits to this Agreement):

         "Additional Offering" has the meaning set forth in Section 6.13.

         "Additional Purchaser" has the meaning set forth in Section 6.13.

         "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, "control" (including the terms "controlling" and "controlled") means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

         "Aggregate Commitment" means, with respect to each Cash Equity Investor, the amount set forth opposite its name on Schedule I under the heading "Aggregate Commitment."

         "Alabama License" has the meaning set forth in the second recital.

         "Alabama License Transfer" means the assignment by Central Alabama of the Alabama License pursuant to the terms of the Central Alabama Agreement.

         "Assumed Mercury Debt" has the meaning set forth in Section 2.8.

         "AT&T Contributed Licenses" has the meaning set forth in Section 2.1.

         "AT&T License Transfer" has the meaning set forth in Section 3.2(a).

         "AT&T Party" means AT&T PCS, TWR and each Affiliate of AT&T PCS that is a party to any of the Related Agreements.

         "AT&T PCS" has the meaning set forth in the preamble.

         "AT&T PCS Licenses" has the meaning set forth in the first recital.

         "AT&T Retained Licenses" has the meaning set forth in Section 2.1.

         "Bridge Loan Agreement" means the agreement between Mercury I and Lucent, dated as of October 31, 1997, to provide a credit facility having aggregate commitments of at

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least $15 million, as the same may be amended, modified or supplemented in accordance with the terms thereof.

         "Bridge Loan Documents" means the Bridge Loan Agreement and all agreements, instruments and documents executed and delivered pursuant thereto, as the same may from time to time be amended, modified or supplemented in accordance with the terms thereof.

         "Cash Equity Borrower" means Mercury I, Mercury II and each Cash Equity Investor that is a borrower under a Cash Equity Loan Agreement.

         "Cash Equity Loan Agreements" means the agreements among each Cash Equity Borrower, on the one hand, and the lenders referred to therein, on the other hand, to be dated as of the Closing Date, to provide loans to Cash Equity Borrowers in the aggregate amount of $75 million, as the same may be amended, modified or supplemented in accordance with the terms thereof.

         "Cash Equity Loan Documents" means the Cash Equity Loan Agreements and all agreements, instruments and documents executed and delivered pursuant thereto, as the same may from time to time be amended, modified or supplemented in accordance with the terms thereof.

         "Cash Equity Investor" means an Initial Cash Equity Investor and, from and after the date it executes a counterpart of this Agreement in accordance with the terms of Section 6.13, any Additional Purchaser.

         "Cash Equity Investor Contributions" means the Aggregate Commitments, the Initial Capital Contributions and the Unfunded Commitments, in each case of the Cash Equity Investors.

         "Central Alabama" means Central Alabama Partnership, L.P. 132.

         "Central Alabama Agreement" means the Asset Purchase Agreement, dated as of March 4, 1998, among Mercury I, Central Alabama and the other parties named therein.

         "Central Alabama FCC Debt" has the meaning set forth in Section 2.8, as the same is reduced in accordance with Section 6.14.

         "Class C Common Stock" means the Class C Common Stock, par value $.01 per share, of the Company.

         "Class D Common Stock" means the Class D Common Stock, par value $.01 per share, of the Company.

         "Claim" has the meaning set forth in Section 8.6(a).

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         "Closing" has the meaning set forth in Section 3.1.

         "Closing Date" has the meaning set forth in Section 3.1.

         "Closing Price" shall mean, with respect to each share of any class or series of capital stock for any day, (i) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which such class or series of capital stock is listed or admitted for trading or (ii) if such class or series of capital stock is not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for such class or series of capital stock, in either case as reported on NASDAQ or a similar service if NASDAQ is no longer reporting such information.

         "Committed Pre-Closing Construction" means construction of facilities in the Knoxville, Louisville and Nashville BTAs, including cell sites, radio base stations and other equipment which, when activated and connected to a switch, will provide PCS service that satisfies the build-out requirements for MTAs including such BTAs set forth in 47 CFR Section 24.203.

         "Common Stock" means, collectively, Voting Preference Stock, the Tracked Common Stock, the Voting Common Stock and the Non-Voting Common Stock.

         "Company" has the meaning set forth in the preamble.

         "Company Territory" has the meaning set forth in the fourth recital.

         "Confidential Information" means any and all information regarding the business, finances, operations, products, services and customers of the Person specified and its Affiliates, in written or oral form or in any other medium.

         "Consents" means all consents and approvals of Governmental Authorities or other third parties necessary to authorize, approve or permit the parties hereto to consummate the Transactions and for the Company to operate its business after the Closing Date as currently contemplated.

         "Contributed Mercury Assets" has the meaning set forth in Section 2.3.

         "Contributions" means, collectively, the AT&T Contributed Licenses, the Alabama License, the Mercury Licenses, the Contributed Mercury Assets and the Cash Equity Investor Contributions.

         "Credit Agreement" means the agreement among the Company, the lenders and the agents referred to therein, and any other parties who become lenders or agents thereunder, to be dated as of the Closing Date, to provide a credit facility having aggregate commitments of at

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least $525 million, as the same may be amended, modified or supplemented in accordance with the terms thereof.

         "Credit Documents" means the Credit Agreement and all agreements, instruments and documents executed and delivered pursuant thereto, as the same may from time to time be amended, modified or supplemented in accordance with the terms thereof.

         "Employees" has the meaning set forth in Section 6.11.

         "Employment Agreements" means the Employment Agreements between each Management Stockholder and an additional senior executive to be identified prior to the Closing, which additional senior executive shall be reasonably satisfactory to the Management Stockholders, AT&T and Cash Equity Investors representing 66-2/3% of the Aggregate Commitment of all Cash Equity Investors, on the one hand, and the Company, on the other hand, in substantially the form of Exhibit O, each to be dated as of the Closing Date, as the same may be amended, modified or supplemented in accordance with the terms thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "Escrowed Cash" has the meaning set forth in Section 8.9.

         "Escrow Holder" has the meaning set forth in Section 8.9.

         "Escrowed Shares" means (i) collectively, 14,426,885 and 3,834,995 shares of Series C Preferred Stock issued to Mercury I and Mercury II, respectively, pursuant to Section 2.5(b), and (ii) with respect to any Mercury Investor Indemnitor, any such shares that are thereafter distributed or transferred to such Mercury Investor Indemnitor, and in each case any securities into which such shares are converted or exchanged.

         "FCC" means the Federal Communications Commission or similar regulatory authority established in replacement thereof.

         "FCC Debt" means the indebtedness of Mercury I and Mercury II to the United States Department of the Treasury, in the aggregate principal amount of $73,348,800, together with accrued but unpaid interest thereon, incurred in connection with its acquisition of Mercury Licenses, as the same is reduced in accordance with Section 6.14.

         "FCC Law" means the Communications Act of 1934, as amended, including as amended by the Telecommunications Act of 1996, and the rules, regulations and policies promulgated thereunder.

         "Final Order" has the meaning set forth in Section 7.1(b).

         "Financing" has the meaning set forth in the SBIC Regulations.

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         "Florida Licenses" means the "Mercury Licenses," as such term is defined in the Option Agreement.

         "Governmental Authority" means a Federal, state or local court, legislature, governmental agency (including, without limitation, the United States Department of Justice), commission or regulatory or administrative authority or instrumentality.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Indemnified Party" has the meaning set forth in Section 8.6(a).

         "Indemnifying Party" has the meaning set forth in Section 8.6(a).

         "Initial Cash Contribution" means, with respect to each Cash Equity Investor, the amount set forth opposite its name on Schedule I under the heading "Initial Cash Contribution."

         "Initial Cash Equity Investor" has the meaning set forth in the preamble.

         "Law" means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

         "License" means a license, permit, certificate of authority, waiver, approval, certificate of public convenience and necessity, registration or other authorization, consent or clearance to construct or operate a facility, including any emissions, discharges or releases therefrom, or to transact an activity or business, to construct a tower or to use an asset or process, in each case issued or granted by a Governmental Authority.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, right of first refusal or right of others therein, or encumbrance of any nature whatsoever in respect of such asset.

         "Losses" has the meaning set forth in Section 8.2.

         "Lucent" means Lucent Technologies, Inc.

         "Management Agreement" means the Management Agreement between the Company and Tritel Management, LLC, in substantially the form of Exhibit A, to be dated as of the Closing Date, as the same may be amended, modified or supplemented in accordance with the terms thereof.

         "Management Stockholder" has the meaning set forth in the preamble.

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         "Market Price" shall mean, with respect to each share of any class or series of capital stock for any day, (i) the average of the daily Closing Prices for the ten consecutive trading days commencing 15 days before the day in question or (ii) if on such date the shares of such class or series of capital stock are not listed or admitted for trading on any national securities exchange and are not quoted on NASDAQ or any similar service, the cash amount that a willing buyer would pay a willing seller (neither acting under compulsion) in an arm's-length transaction without time constraints per share of such class or series of capital stock as of such date, viewing the Company on a going concern basis, as determined in good faith by the Board of Directors, whose determination shall be conclusive; provided that, in determining such cash amount, the following shall be ignored: (x) any contract or legal limitation in respect of such shares, including transfer, voting and other rights, (y) the "minority interest" or "control" status of such shares, and (z) any illiquidity arising by contract in respect of such shares and any voting rights or control rights amongst the stockholders; provided, further, that at the request of holders of a majority of the Escrowed Shares originally issued, the determination of Market Price as of the final Reconciliation Date for purposes of Article VIII shall be made, at the Company's expense, by an investment banking firm of nationally recognized standing selected by the Company.

         "Material Adverse Effect" means a material adverse effect on the business, financial condition, assets, liabilities or results of operations or prospects of the Person specified.

         "Mercury I" has the meaning set forth in the preamble.

         "Mercury II" has the meaning set forth in the preamble.

         "Mercury License Transfer" has the meaning set forth in Section 3.2(c).

         "Mercury Licenses" has the meaning set forth in the second recital.

         "Mercury Investors" means the Persons that beneficially own, directly or indirectly, equity interests in Mercury I and/or Mercury II on the date hereof and that are set forth on Schedule VIII.

         "Mercury Investor Indemnitor" has the meaning set forth in Section 6.10(b).

         "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations System.

         "Network Membership License Agreement" means the Network Membership License Agreement between the Company and AT&T Corp., in substantially the form of Exhibit B, to be dated as of the Closing Date, as the same may be amended, modified or supplemented in accordance with the terms thereof.

         "New York Courts" has the meaning set forth in Section 10.6.

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         "Non-Voting Common Stock" means the Company's Class B Non-Voting Common
Stock, par value $.01 per share.

         "Old Common Stock" has the meaning set forth in Section 5.5(b).

         "Old Mercury Expenses" means legal fees and related disbursements, fines, settlements and judgments, in each case documented in reasonable detail, payable by Mercury I or Mercury II in connection with the matters described on
Schedule 4.7 or 5.3(a).

         "Old Mercury Note" means the promissory note, in the form set forth as Exhibit P, evidencing the advances made by the Company to Mercury I and Mercury II pursuant to Section 8.10.

         "Old Mercury Stockholders" means, collectively, Mercury I, Mercury II and the Mercury Investor Indemnitors, in each case in their capacity as holders of Escrowed Shares.

         "Option Agreement" means the Option Agreement, dated as of the Closing Date, between the Company and Mercury II, pursuant to which the Company has an option to acquire the Florida Licenses, in substantially the form of Exhibit N, as the same may be amended, modified or supplemented in accordance with the terms thereof.

         "Original Certificate" has the meaning set forth in the fourth recital.

         "Percentage Share" means, with respect to any Old Mercury Stockholder, the percentage set forth opposite its name on Schedule VIII.

         "Permitted Expenditures" means expenditures of the nature and up to the amount set forth on Schedule 1.1.; provided, that such expenditures shall be for general working capital or assets, properties or rights that are necessary or advisable, in the good faith determination of the Company, in order to facilitate the construction of PCS systems in the geographic areas within the Company Territory.

         "Permitted Liens" means (i) Liens arising in favor of sellers or lessors for indebtedness and obligations incurred to purchase or lease fixed or capital assets, provided that such liens secure only the indebtedness and obligations created thereunder and are limited to the assets purchased or leased pursuant thereto and the proceeds thereof; (ii) mechanic's and workmen's liens; and (iii) statutory landlord liens.

         "Person" means an individual, corporation, partnership, limited liability company, association, joint stock company, Governmental Authority, business trust, unincorporated organization, or other legal entity.

         "POPs" means, with respect to any licensed area, the residents of such area based on the most recent publication by Equifax Marketing Decision Systems, Inc.

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         "Preferred Stock" means the shares of Series A Preferred Stock, Series
C Preferred Stock, and Series D Preferred Stock being issued hereunder.

         "Purchaser" has the meaning set forth in the preamble.

         "Reconciliation Date" means the earliest to occur of (i) the fifth anniversary of the Closing Date, (ii) the date of consummation of any merger, combination or consolidation of the Company or any Subsidiary with or into any other entity (regardless of whether the Company or such Subsidiary is the surviving entity in any such transaction), if, after giving effect to such transaction, Cash Equity Investors beneficially own less than 33% of the Common Stock on a fully diluted basis, (iii) the date of consummation of any sale or disposition of all or substantially all of the Company's assets and (iv) the liquidation, dissolution or winding up of the Company; provided, that with respect to any Mercury Investor Indemnitor, the Reconciliation Date means the earlier to occur of (A) any of the foregoing or (B) any date after the second anniversary of the Closing Date on which (x) there shall have been a settlement or other final disposition in accordance with the applicable terms of Article VIII of all of the matters listed on Schedule 4.7 and 5.3(a) and all other matters in respect of which any Section 8.5 Indemnified Party has given timely notice of a Section 8.5 Loss and (y) such Mercury Investor Indemnitor has satisfied his or its Percentage Share of any Section 8.5 Losses in respect of which a Section 8.5 Notice has been given in accordance with the proviso to the last sentence of Section 8.5.

         "Regulatory Problem" means, with respect to any SBIC Holder providing Financing under this Agreement, any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency (or any SBIC Holder reasonably believes in good faith that there is a substantial risk of such assertion) that such SBIC Holder and its Affiliates are not entitled to hold, or exercise any significant right with respect to, the Securities.

         "Related Agreements" means the Employment Agreements, Management Agreement, Network Membership License Agreement, Option Agreement, Resale Agreement, Roaming Agreement, Stockholders Agreement, the Old Mercury Note (and the pledge agreement and other documents referred to therein), and the consent of even date herewith of the members of each of Mercury I and Mercury II.

         "Representatives" has the meaning set forth in Section 6.2(a).

         "Resale Agreement" means the Resale Agreement between the Company and AT&T Wireless Services, Inc., or an Affiliate thereof, in substantially the form of Exhibit C, as the same may be amended, modified or supplemented in accordance with the terms thereof.

         "Restated Bylaws" means the Amended and Restated Bylaws of the Company, in the form of Exhibit D, to be adopted as of the Closing Date, as the same may be amended, modified or supplemented in accordance with the terms thereof.

         "Restated Certificate" means the Amended and Restated Certificate of Incorporation of the Company, in the form of Exhibit E, to be filed with the office of the

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Secretary of State of the State of Delaware on the Closing Date, as the same may be amended, modified or supplemented in accordance with the terms thereof.

         "Roaming Agreement" means the Intercarrier Roamer Service Agreement between the Company and AT&T Wireless Services, Inc., in substantially the form of Exhibit F, to be dated as of the Closing Date, as the same may be amended, modified or supplemented in accordance with the terms thereof.

         "SBA" has the meaning set forth in Section 6.6(b).

         "SBA Compliance Documents" has the meaning set forth in 7.3(c).

         "SBIC" means a small business investment company licensed under the SBIC Act.

         "SBIC Act" means the Small Business Investment Company Act of 1958, as amended.

         "SBIC Holder" means each Purchaser that is an SBIC.

         "SBIC Regulations" means the SBIC Act and the regulations issued thereunder as set forth in 13 CFR 107 and 121, as amended.

         "Section 8.2 Indemnified Party" has the meaning set forth in Section
8.2.

         "Section 8.3 Indemnified Party" has the meaning set forth in Section
8.3.

         "Section 8.4 Indemnified Party" has the meaning set forth in Section
8.4.

         "Section 8.5 Indemnified Party" has the meaning set forth in Section
8.5.

         "Section 8.5 Losses" has the meaning set forth in Section 8.5.

         "Securities" means the shares of Preferred Stock and Common Stock being issued hereunder, together with any shares of Preferred Stock or Common Stock issued upon conversion of or delivered in substitution or exchange for any of the foregoing.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Series A Preferred Stock" has the meaning set forth in Section 2.5.

         "Series C Preferred Stock" has the meaning set forth in Section 2.5.

         "Series D Preferred Stock" has the meaning set forth in Section 2.5.

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         "Solvent" means, when used with respect to any Person, that at the time of determination: (a) the fair market value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities), (b) the present fair saleable value of its assets is greater than its probable liability for its existing debts as such debts become absolute and mature, (c) it is then able and expects to be able to pay its indebtedness (including without limitation, contingent indebtedness and other commitments) as they mature, and (d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

         "Southern Farm" means Southern Farm Bureau Life Insurance Company.

         "Stockholders Agreement" means the Stockholders Agreement, by and among the Company, AT&T PCS, the Cash Equity Investors and the Management Stockholders, as stockholders, in substantially the form of Exhibit G, to be dated as of the Closing Date, as the same may be amended, modified or supplemented in accordance with the terms thereof.

         "Subsidiary" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power or the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

         "Tracked Common Stock" means, collectively, the Class C Common Stock and the Class D Common Stock.

         "Transactions" means the transactions contemplated by this Agreement and the Related Agreements.

         "Transfer Taxes" has the meaning set forth in Section 3.3.

         "Transferred Employees" has the meaning set forth in Section 6.11.

         "TWR" has the meaning set forth in the preamble.

         "TWR Licenses" has the meaning set forth in the first recital.

         "Unfunded Commitment" has the meaning set forth in Section 2.2.

         "Voting Common Stock" means the Class A Voting Common Stock, par value $.01 per share, of the Company.

         "Voting Preference Stock" means the Voting Preference Stock, par value $.01 per share, of the Company.

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                                   ARTICLE II

                        CONTRIBUTIONS; PURCHASE AND SALE
                 OF SECURITIES; CERTAIN RESTRICTIONS ON TRANSFER

         2.1 AT&T PCS and TWR Contributions. Upon the terms and subject to the conditions hereof and in reliance upon the representations, warranties and agreements herein contained: (a) AT&T PCS and TWR (as applicable) shall partition and/or disaggregate each AT&T PCS License and TWR License to create, as more particularly described on Schedule 2.1, (i) Licenses (the "AT&T Contributed Licenses") providing in the aggregate the right to use 20 MHz of authorized frequencies within the geographic area covered by the AT&T Contributed Licenses, and (ii) Licenses (the "AT&T Retained Licenses") providing in the aggregate the right to use the balance of the authorized frequencies within such geographic area and the right to use the authorized frequencies outside of such geographic area (but within the geographic area covered by the AT&T PCS Licenses), and (b) at the Closing, AT&T PCS and TWR (as applicable) shall contribute the AT&T Contributed Licenses to the capital of the Company (or one or more wholly owned Subsidiaries of the Company designated by the Company).

         2.2 Cash Equity Investor Contributions. (a) Upon the terms and subject to the conditions hereof and in reliance upon the representations, warranties and agreements herein contained: (i) effective upon the Closing, each Cash Equity Investor hereby irrevocably commits, severally and not jointly, to contribute to the capital of the Company an amount equal to its Aggregate Commitment and (ii) at the Closing, each Cash Equity Investor shall contribute to the capital of the Company an amount equal to its Initial Cash Contribution and the Company shall accept such capital contribution. Each Cash Equity Investor shall contribute to the capital of the Company an additional amount equal to the excess of its Aggregate Commitment over its Initial Cash Contribution in the amounts and on the dates specified on Schedule I (or such earlier dates as may be established in accordance with the terms of the Stockholders Agreement); provided that, in all events, (i) the aggregate amount of the Initial Cash Contributions plus the additional capital contributions actually made by Cash Equity Investors during the period commencing on the date of formation of the Company and ending on December 31, 1998 shall be no less than the Company's "operating losses," determined in accordance with generally accepted accounting principles, for such period and (ii) the aggregate amount of the Initial Cash Contributions plus the additional capital contributions actually made by Cash Equity Investors during the period commencing on the date of formation of the Company and ending on December 31, 1999 shall be no less than the Company's "operating losses," determined in accordance with generally accepted accounting principles, for such period.

         The obligation of each Cash Equity Investor to make such additional cash contributions in respect of its Aggregate Commitment in accordance with this Section 2.2 and Section 3.10 of the Stockholders Agreement is sometimes referred to herein as the "Unfunded Commitment." Nothing herein (including without limitation, the proviso to Section 2.2 (a)) shall be construed to require any Cash Equity Investor to make contributions in an aggregate amount in excess of its Aggregate Commitment or later than the third anniversary of the Closing Date.

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         (b) Each Cash Equity Investor acknowledges and agrees that, if the
Closing occurs, its obligation to make capital contributions to the Company after the Closing Date in respect of its Unfunded Commitment constitutes an irrevocable and unconditional obligation, and shall not be subject to counterclaim, set-off, deduction or defense, or to abatement, suspension, deferment, diminution or reduction for any reason whatsoever. By way of amplification, and not in limitation of the foregoing, each Cash Equity Investor further acknowledges and agrees to fulfill its obligations in respect of its Unfunded Commitment regardless of any claims it may have against any other Person (whether or not related to the Transactions) and regardless of the existence or non-existence of any facts or circumstances (whether or not such facts and circumstances existed on the date hereof or the Closing Date or were then known by it).

         2.3 Mercury Contributions. Upon the terms and subject to the conditions hereof and in reliance upon the representations, warranties and agreements herein contained, at the Closing, each of Mercury I and Mercury II shall contribute to the capital of the Company (or one or more wholly owned Subsidiaries of the Company designated by the Company) the contracts and other assets described on Schedule 2.3 (the "Contributed Mercury Assets") and the Mercury Licenses and (if the Central Alabama Agreement shall not have been assigned to the Company pursuant to Section 6.16) the Alabama License owned by it.

         2.4 INTENTIONALLY OMITTED.

         2.5 Purchase and Sale of Securities at Closing. Upon the terms and subject to the conditions hereof and in reliance upon the representations, warranties and agreements herein contained, at the Closing, in consideration of the Contributions, the Company shall issue, sell and deliver to the Purchasers the following securities:

         (a) to each of AT&T PCS and TWR, the number of shares set forth opposite its name on Schedule VII of the following: (i) the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), the terms of which are set forth in the Restated Certificate; and (ii) the Company's Series D Preferred Stock, par value $.01 per share (the "Series D Preferred Stock"), the terms of which are set forth in the Restated Certificate; and

         (b) to each Cash Equity Investor, Mercury I and Mercury II, the number of shares set forth opposite its name on Schedule VII of the Company's Series C Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), the terms of which are set forth in the Restated Certificate.

Schedule VII also sets forth the shares of Common Stock, Voting Preference Stock and Tracked Common Stock to be issued to the Management Stockholders pursuant to
Section 3.2(e).

         2.6 Restrictive Legends. Each certificate representing Securities (including Securities originally issued hereunder or delivered upon conversion of the Preferred Stock or Common Stock, or delivered in substitution or exchange for any of the foregoing) will bear a legend reading substantially as follows until such Securities have been sold pursuant to an effective registration statement under the Securities Act, Rule 144 under the Securities Act, or an opinion of counsel reasonably satisfactory in form and substance to the Company and otherwise in full compliance with any other applicable restrictions on transfer, including those contained in this Agreement and the Stockholders Agreement:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE `ACT'), OR UNDER ANY STATE SECURITIES OR `BLUE SKY' LAWS. SAID SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, UNLESS AND UNTIL REGISTERED UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR `BLUE SKY' LAWS OR EXEMPTED THEREFROM UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES OR `BLUE SKY' LAWS."

         2.7 Use of Proceeds. The Company shall use the net cash proceeds of its sale of Securities hereunder solely (i) for capital and other expenditures relating to the conduct of the Business (as defined in the Stockholders Agreement) by the Company and its Subsidiaries, (ii) to repay the indebtedness of each of Mercury I and Mercury II to the United States Department of the Treasury and the other Assumed Mercury Debt, in each case pursuant to the terms thereof, (iii) to pay fees and expenses incurred in connection with the Transactions, and (iv) to fund borrowings under the Old Mercury Note.

         2.8 Assumption of Mercury Indebtedness. Upon the terms and subject to the conditions hereof and in reliance upon the representations, warranties and agreements herein contained, on and as of the Closing Date, the Company shall accept and assume the FCC Debt, the indebtedness to the United States Department of the Treasury incurred in connection with the acquisition of the Alabama License by Central Alabama (the "Central Alabama FCC Debt"), the indebtedness of Mercury I and Mercury II pursuant to the Bridge Loan Documents and the other indebtedness and liabilities described on Schedule 2.8 (collectively, the "Assumed Mercury Debt"). The outstanding principal amount of each item of Assumed Mercury Indebtedness, together with accrued and unpaid interest (if any), as of March 31, 1998 is set forth on Schedule 2.8.


                                   ARTICLE III

                                     CLOSING

         3.1 Time and Place of Closing. Upon the terms and subject to the conditions hereof, the closing of the Transactions (the "Closing") shall take place at the offices of Mayer, Brown & Platt, 1675 Broadway, New York, New York, at 10:00 a.m. local time on the twelfth business day following the date of receipt of the last Consent required by subsections (a) through (c) of Section 7.1, or at such other place and/or time and/or on such other date as the parties may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article VII (the "Closing Date").

         3.2 Closing Actions and Deliveries. Upon the terms and subject to the satisfaction or waiver by the appropriate parties, if applicable, of the conditions set forth in Article VII, to effect the purchase and sale of the Securities and consummate the other Transactions, the parties shall on the Closing Date take the following actions:

         (a) AT&T PCS Contributions. Each of AT&T PCS and TWR shall execute and deliver to the Company one or more instruments of assignment, substantially in the form of Exhibit M, sufficient to assign the AT&T Contributed Licenses to the Company (or one or more wholly owned Subsidiaries of the Company designated by the Company) (such assignments being herein collectively referred to as the "AT&T License Transfer").

         (b) Cash Equity Investor Contributions. Each Cash Equity Investor shall deliver to the Company by wire transfer of immediately available funds to the account designated by the Company on or prior to the Closing Date an amount equal to its Initial Cash Contribution, as set forth on Schedule I.

         (c) Mercury Contributions. Mercury I and Mercury II shall execute and deliver to the Company (or the applicable Subsidiary), (i) one or more instruments of assignment, substantially in the form of Exhibit M, sufficient to assign the Mercury Licenses and (if the Central Alabama Agreement shall not have been assigned to the Company pursuant to Section 6.16) the Alabama License to the Company (or one or more wholly owned Subsidiaries of the Company designated by the Company) (such assignments being herein collectively referred to as the "Mercury License Transfer"), and (ii) an Assignment and Bill of Sale, in form reasonably acceptable to the Company, and such other good and sufficient instruments of conveyance, transfer and assignment as shall be necessary or appropriate to transfer to and vest in the Company (or the applicable Subsidiary) the Contributed Mercury Assets with warranties of title consistent with this Agreement.

         (d) Assumption and Reimbursement of Indebtedness. The Company shall (i) execute and deliver to each of Mercury I and Mercury II an instrument of assumption, in form and substance reasonably satisfactory to Mercury I and Mercury II, in respect of the indebtedness to be assumed by the Company pursuant to Section 2.8 and (ii) pay to each of Mercury I and Mercury II an amount equal to interest actually paid by such Person on such indebtedness through the Closing Date as evidenced by documentation reasonably satisfactory to the Company.

         (e) Management Stockholder Equity. At or prior to the Closing, each Management Stockholder shall exchange all of his or her Old Common Stock (which shall be surrendered to the Company for cancellation) for the shares of Voting Preference Stock, Voting Common Stock and Class C Common Stock set forth on
Schedule VII, and a senior executive to
be identified prior to Closing shall subscribe for the shares of Voting Common Stock set forth on Schedule VII.

         (f) Delivery of Securities. The Company shall deliver: (i) to each of AT&T PCS and TWR, certificates, duly executed by authorized signatories of the Company, representing the shares of Series A Preferred Stock and Series D Preferred Stock to be issued to AT&T PCS and TWR in accordance with Section 2.5;
(ii) to each Cash Equity Investor, and to each of Mercury I and Mercury II, certificates, duly executed by authorized signatories of the Company, representing the shares of Series C Preferred Stock to be issued to each of them in accordance with the terms of Section 2.5; and (iii) to each Management Stockholder, certificates, duly executed by authorized signatories of the Company, representing the shares of Common Stock to be issued to each of them in accordance with the terms of Section 3.2(e).

         (g) Restated Certificate. Duly authorized officers of the Company shall execute the Restated Certificate and cause it to be filed with the office of the Secretary of State of the State of Delaware.

         (h) Other Deliveries. The parties shall execute and deliver or cause to be executed and delivered all other documents, instruments, opinions and certificates contemplated by this Agreement or the Related Agreements to be delivered at the Closing or necessary and appropriate in order to consummate the Transactions contemplated to be consummated on the Closing Date.

         3.3 Payment of Transfer Taxes. The Company shall pay or cause to be paid at the Closing or, if due thereafter, promptly when due, all gross receipts taxes, gains taxes (including, without limitation, real property gains tax or other similar taxes), transfer taxes, sales taxes, stamp taxes, and any other taxes, but excluding any Federal, State or local income taxes (collectively, "Transfer Taxes"), payable in connection with the transfer of the Contributions.

                                   ARTICLE IV

                         REPRESENTATIONS OF ALL PARTIES

         Each of AT&T PCS and TWR (as to itself and each other AT&T Party), each other Purchaser (as to itself), each of Mercury I and Mercury II (severally as to itself), each Management Stockholder (severally as to himself, and jointly and severally as to the Company, Mercury I and Mercury II, except that the representations and warranties as to the Company set forth in (x) Section 4.5 are not being made by the Management Stockholders and (y) Sections 4.6 and 4.8 are being made by the Management Stockholders only as of the date hereof and not as of the Closing Date), and the Company (as to itself and each of its Subsidiaries), represents and warrants to each of the other parties that:

         4.1 Organization and Standing. It is a corporation, limited liability company, general partnership or limited partnership, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. It is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary other than any such jurisdiction in which the failure to be so qualified would not have a Material Adverse Effect on it or materially adversely affect the Transactions or its ability to perform its obligations under this Agreement and the Related Agreements. TWR is an indirect wholly owned Subsidiary of AT&T Corp.

         4.2 Power and Authority. It has the requisite power and authority (or, in the case of the Management Stockholders, legal capacity) to execute, deliver and perform this Agreement, each of the Related Agreements to which it is a party and each other instrument, document, certificate and agreement required or contemplated to be executed, delivered and performed by it hereunder and thereunder to which it is or will be a party.

         4.3 Due Authorization. The execution and delivery of this Agreement by it and the consummation of the Transactions by it, including without limitation the execution and delivery of the Related Agreements to which it is a party, have been duly and validly authorized by its Board of Directors (or equivalent body) and no other proceedings on its part which have not been taken (including, without limitation, approval of its stockholders, partners or members) are necessary to authorize this Agreement or to consummate the Transactions.

         4.4 Enforceability. This Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, and each of the Related Agreements to which it is a party shall be duly executed and delivered by it at (or prior to) the Closing and, upon such execution and delivery, shall constitute its valid and binding obligation, in each case enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and may be subject to general principles of equity.

         4.5 No Breach. As of the Closing, after giving effect to the Transactions, it is not in breach of any obligation under this Agreement or any of the Related Agreements.

         4.6 Consents; No Conflicts. Neither the execution, delivery and performance by it of this Agreement or the Related Agreements to which it is a party nor the consummation of the Transactions will (a) conflict with, or result in a breach or violation of, any provision of its organizational documents; (b) subject to obtaining the Consents set forth on Schedule 4.6, constitute, with or without the giving of notice or passage of time or both, a breach, violation or default, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (i) any Law or License or (ii) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon it or any of its assets; or (c) require any Consent (other than those set forth on Schedule 4.6) or the approval of its board of directors, general partner, stockholders or similar constituent bodies, as the case may be (other than any such approvals that have been obtained), except in each case, where such breach, violation, default, Lien, right, or the failure to obtain or give such

Consent would not have a Material Adverse Effect on it or materially adversely affect the Transactions or its ability to perform its obligations under the Related Agreements. To its knowledge, except as set forth on Schedule 4.6, there is no fact relating to it or its Affiliates that would be reasonably expected to prevent it from consummating the Transactions or performing its obligations under the Related Agreements or disqualify the Company from obtaining the Consents (including without limitation, FCC Consent) required in order to consummate the AT&T License Transfer and the Mercury License Transfer as provided for in this Agreement.

         4.7 Litigation. Except as set forth on Schedule 4.7, there is no action (including court action), proceeding or investigation pending or, to its knowledge, threatened against it or any of its properties or assets that would be reasonably expected to have an adverse effect on its ability to consummate the Transactions to which it is a party or to fulfill its obligations under this Agreement or any of the Related Agreements to which it is a party, which seeks to prevent or challenge the Transactions, or which seeks to have an adverse effect on the Company or its wholly owned Subsidiaries.

         4.8 FCC Compliance. It complies with all eligibility rules issued by the FCC to hold broadband PCS licenses, including without limitation, FCC rules on foreign ownership and the CMRS spectrum cap. The fact that it owns the interest in the Company contemplated by this Agreement and the Related Agreements will not cause the Company or its wholly owned Subsidiaries to be ineligible under FCC rules to hold PCS licenses in general or the licenses to be held by the Company's wholly owned Subsidiaries.

         4.9 Brokers. Except for fees in the aggregate amount of $6,502,500 (as such amount may be increased up to $375,000 in connection with an Additional Offering) payable by the Company to the Persons set forth on Schedule 4.9, all of which will be paid by the Company concurrently with the Closing, it has not employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transactions.

                                    ARTICLE V

                       REPRESENTATIONS OF CERTAIN PARTIES

         5.1 No Distribution, Etc. Each of the Purchasers and the Management Stockholders represents and warrants as to itself that:

         (a) No Distribution. It is acquiring the Securities to be purchased by it hereunder for the purpose of investment and not with a view to or for sale in connection with any distribution thereof (other than in compliance with the Securities Act and all applicable state securities laws).

         (b) Investor Acknowledgments. (i) It is an "accredited investor" as defined in Regulation D of the Securities Act. Its representatives have been provided an opportunity to ask questions of, and have received answers thereto from, the Company and its representatives regarding the terms and conditions of its purchase of Securities, and the Company and its proposed business generally, and have obtained all additional information requested by it to verify the accuracy of all information furnished to it in connection with such purchase.

         (ii) It has such knowledge and experience in financial and business affairs that it is capable of evaluating the merits and risks of purchasing the Securities it is purchasing hereunder.

         (iii) It is not relying on and acknowledges that no representation is being made by any other Purchaser, the Company or any of its officers, employees, Affiliates, agents or representatives, or any Management Stockholder, except for representations and warranties expressly set forth in this Agreement and the Related Agreements, and, in particular, it is not relying on, and acknowledges that no representation is being made in respect of, (x) any projections, estimates or budgets delivered to or made available to them of future revenues, expenses or expenditures, or future results of operations and
(y) any other information or documents delivered or made available to it or its representatives, except for representations and warranties expressly set forth in this Agreement and the Related Agreements.

         (iv) In deciding to invest in the Company, it has relied exclusively on the representations and warranties expressly set forth in this Agreement and the Related Agreements and the investigations made by itself and its representatives and its and such representatives' knowledge of the industry in which the Company proposes to operate. Based solely on such representations and warranties and such investigations and knowledge, it has determined that the Securities it is acquiring are a suitable investment for it.

         5.2 AT&T PCS and TWR Licenses. (a) AT&T PCS represents and warrants that it is the authorized legal holder, free and clear of any Liens, of the AT&T PCS Licenses, evidence of which is attached to Schedule III. The AT&T PCS Licenses are, and on the Closing Date each of the AT&T PCS Licenses will be, valid and in full force and effect. Except for proceedings affecting the PCS or wireless communications services industry generally, including investigations by governmental agencies of bidding practices of bidders in the FCC auctions of PCS spectrum, there is not pending, nor to the knowledge of AT&T PCS, threatened against AT&T PCS or against the AT&T PCS Licenses, any application, action (including court action), petition, objection or other pleading, or any proceeding with the FCC which questions or contests the validity of, or seeks the revocation, non-renewal or suspension of, any of the AT&T PCS Licenses, which seeks the imposition of any modification or amendment with respect thereto, or which adversely affects the ability of the Company to employ the AT&T Contributed Licenses in its business after the Closing Date. The AT&T PCS Licenses are not subject to any conditions other than those appearing on the face of the Licenses themselves and those imposed by FCC Law.

         (b) TWR represents and warrants that it is the authorized legal holder, free and clear of any Liens, of the TWR Licenses, evidence of which is attached to Schedule III. The TWR Licenses are, and on the Closing Date each of the TWR Licenses will be, valid and in full force and effect. Except for proceedings affecting the PCS or wireless communications services industry generally, including investigations by governmental agencies of bidding practices of bidders in the FCC auctions of PCS spectrum, there is not pending, nor to the knowledge of TWR, threatened against TWR or against the TWR Licenses, any application, action (including court action), petition, objection or other pleading, or any proceeding with the FCC which questions or contests the validity of, or seeks the revocation, non-renewal or suspension of, any of the TWR Licenses, which seeks the imposition of any modification or amendment with respect thereto, or which adversely affects the ability of the Company to employ the AT&T Contributed Licenses in its business after the Closing Date. The TWR Licenses are not subject to any conditions other than those appearing on the face of the Licenses themselves and those imposed by FCC Law.

         5.3 Mercury Matters. Mercury I, Mercury II and the Management Stockholders represent and warrant, jointly and severally, that:

         (a) Mercury Licenses. Each of Mercury I and Mercury II is the authorized legal holder, free and clear of any Liens (other than Liens securing the FCC Debt or Liens in favor of Southern Farm and Lucent that will be released at or prior to Closing), of the Mercury Licenses set forth opposite its name on
Schedule V, true and correct copies of which are attached thereto. The Mercury Licenses are, and on the Closing Date each of the Mercury Licenses will be, valid and in full force and effect. Except as set forth on Schedule 5.3(a) and for proceedings affecting the PCS or wireless communications services industry generally, including investigations by governmental agencies of bidding practices of bidders in the FCC auctions of PCS spectrum, there is not pending, nor to its the knowledge, threatened against Mercury I, Mercury II or the Mercury Licenses, any application, action (including court action), petition, objection or other pleading, or any proceeding with the FCC which questions or contests the validity of, or seeks the revocation, non-renewal or suspension of, any of the Mercury Licenses, which seeks the imposition of any modification or amendment with respect thereto, or which adversely affects the ability of the Company to employ the Mercury Licenses in its business after the Closing Date or seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any Mercury License. The Mercury Licenses are not subject to any conditions other than those appearing on the face of the Licenses themselves and those imposed by FCC Law.

         (b) Mercury Entities. Each item of Assumed Mercury Debt being assumed by the Company is a bona fide obligation of Mercury I or Mercury II and the amount set forth opposite each item on Schedule 2.8 is the outstanding amount of principal and accrued and unpaid interest thereon as of March 31, 1998. Each of Mercury I and Mercury II is Solvent after giving effect to the consummation of the Transactions, including the Mercury License Transfer.

         (c) Sources and Uses of Cash. The cash flow statements of each of Mercury I and Mercury II set forth on Schedule 5.3(c) accurately reflect the sources and uses of cash relating to the Mercury Licenses and the Contributed Mercury Assets. At least $14 million of cash equity contributions to Mercury I and/or Mercury II and the proceeds of all Assumed Mercury Debt has been applied to Permitted Expenditures.

         (d) Title and Transferability. Mercury I or Mercury II, as applicable, has, and upon the delivery of the transfer documents pursuant to Section 3.2(c)(ii), the Company (or the applicable Subsidiary) will have, good and marketable title to, each of the Contributed Mercury Assets free and clear of any Liens (other than Liens in favor of Southern Farm and Lucent that will be released at or prior to Closing). Neither the execution, delivery and performance by Mercury I or Mercury II of this Agreement nor the contribution of the Contributed Mercury Assets or the assumption by the Company (or the applicable Subsidiary) of the Assumed Mercury Debt will (a) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon it or any of the Contributed Mercury Assets or Assumed Mercury Debt; or (b) require any Consent (other than those set forth on Schedule 4.6) or the approval of its board of directors, general partner, stockholders or similar constituent bodies, as the case may be (other than any such approvals that have been obtained). The members of Mercury I that have executed and delivered the unanimous consent of members dated as of the date hereof, authorizing the consummation of the Transactions by Mercury I, are all of the members of Mercury I, and, except for the equity interests owned by such members, there are not on the date hereof nor will there be on or as of the Closing Date, before giving effect to the Transactions, any outstanding equity interests in Mercury I, or any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating Mercury I to issue, transfer or sell any equity interests of Mercury I except for the Central Alabama Agreement. The members of Mercury II that have executed and delivered the unanimous consent of members dated as of the date hereof, authorizing the consummation of the Transactions by Mercury II, are all of the members of Mercury II, and, except for (i) the equity interests owned by such members, (ii) convertible debt held by Southern Farm, (iii) the transactions contemplated by
Section 6.10, there are not on the date hereof nor will there be on or as of the Closing Date, before giving effect to the Transactions, any outstanding equity interests in Mercury II, or any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating Mercury II to issue, transfer or sell any equity interests of Mercury II.

         (e) Litigation. Except as set forth on Schedule 4.7, there is no action (including court action), proceeding or investigation pending or, to its knowledge, threatened against it or any of its properties or assets that would be reasonably expected to have an adverse effect on its ability to consummate the transfer of the Contributed Mercury Assets, which seeks to prevent or challenge such transfer, or which seeks to have an adverse effect on the Contributed Mercury Assets.

         (f) Projections. All financial projections furnished to the Cash Equity Investors were based upon assumptions reasonably believed by Mercury I, Mercury II or the Management Stockholders, as applicable, to be reasonable and fair as of the date the projections were prepared in the context of history and current and reasonably foreseeable business conditions of the Company. There is no fact which Mercury I, Mercury II or the Management Stockholders, as applicable, has not disclosed to the Cash Equity Investors in writing and of which any of its officers, directors or executive employees is aware (other than general economic conditions) and which has had or would reasonably be expected to have a material adverse effect upon the existing or expected financial condition, operating results, assets, businesses, customer or supplier relations, employee relations or prospects of the Company.

         5.4 Capital Commitment. (i) Each Cash Equity Investor represents and warrants that it has, and will have on the Closing Date and on any subsequent date on which it is obligated to make a capital contribution, cash available to it in an amount sufficient to make its Cash Equity Investor Contributions in accordance with the terms of Section 2.2.

         (ii) Each Cash Equity Borrower represents and warrants as follows:

         (A) It intends to borrow pursuant to a Cash Equity Loan Agreement the amount set forth opposite its name on Schedule 5.4.

         (B) Prior to the Closing, it shall have delivered to each of the other parties a true and correct copy of the Cash Equity Loan Documents to which it is a party, together with all amendments and modifications thereto. Such documents (including the exhibits and schedules thereto) shall comprise a full and complete copy of all agreements between the parties thereto with respect to the subject matter thereof and transactions related thereto, and there shall be no agreements or understandings, oral or written, or side agreements not contained therein that relate to or modify the substance thereof.

         (C) As of the Closing Date, the Cash Equity Loan Documents to which it is a party shall have been duly authorized by all necessary corporate action on the part of such Cash Equity Borrower, shall have been validly executed and delivered by such Cash Equity Borrower and shall be the legal, valid and binding obligation of such Cash Equity Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and may be subject to general principles of equity. As of the Closing Date, the Cash Equity Loan Documents to which it is a party shall be in full force and effect as to such Cash Equity Borrower, none of the provisions thereof shall have been waived by any party thereto, and no "Default" or "Event of Default" (as such terms are defined in the Cash Equity Loan Agreements) shall have occurred and be continuing as to such Cash Equity Borrower.

         1.5 Representations as to the Company. The Company and (except for the representations and warranties set forth in paragraphs (b)(ii), (c), (f)(ii)(B) and (h) below) the Management Stockholders represent and warrant, jointly and severally, and each Management Stockholder represents and warrants as to himself, severally and not jointly, that:

         (a) Newly Formed Company. The Company was organized on April 23, 1998, and, since its organization has at no time carried on any activities or incurred any liabilities or obligations other than in connection with its organization and with the consummation of the Transactions.

         (b) Capitalization. (i) As of the date hereof and as of the Closing Date, before giving effect to the filing of the Restated Certificate, the authorized capital stock of the Company consists of 30 shares of common stock, par value $.01 per share ("Old Common Stock"), of which 30 shares are issued and outstanding, have been validly issued and are fully paid and non-assessable. As of the date hereof and as of the Closing Date, before giving effect to the Transactions, each of the Management Stockholders owns beneficially and of record ten shares of Old Common Stock, free and clear of any Liens. There are not on the date hereof nor will there be on or as of the Closing Date, before giving effect to the Transactions, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating the Company to issue, transfer or sell any shares of capital stock of the Company.

         (ii) As of the Closing Date, after giving effect to the filing of the Restated Certificate, the authorized capital stock of the Company will consist of 775,000 shares of Voting Common Stock, 775,000 shares of Non-Voting Common Stock, nine shares of Voting Preference Stock, 10,000 shares of Class C Common Stock, 30,000 shares of Class D Common Stock, 200,000 shares of Series A Preferred Stock, 275,000 shares of Series B Preferred Stock, 470,000 shares of Series C Preferred Stock, and 80,000 shares of Series D Preferred Stock. As of the Closing Date, after giving effect to the Transactions, there will be issued and outstanding the shares of Preferred Stock and Common Stock set forth on
Schedule VII. The record and beneficial owners of such outstanding shares of Common Stock and Preferred Stock, as of the Closing Date, after giving effect to the Transactions, are set forth on Schedule VII. On the Closing Date, after giving effect to the Transactions, there will not be any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating the Company to issue, transfer or sell any shares of capital stock of the Company, except pursuant to the conversion rights of the outstanding Preferred Stock and Common Stock and the restricted stock plan referred to in Section 6.10.

         (c) Securities. The shares of Preferred Stock and Common Stock being issued to the Purchasers hereunder, when issued and paid for pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of any Liens caused or created by the Company, except as set forth in the Stockholders Agreement and the Restated Certificate. The shares of Common Stock or Preferred Stock, as the case may be, issued upon conversion of the Preferred Stock and the Common Stock (other than the Voting Preference Stock), when issued pursuant to the terms thereof, will be validly issued, fully paid and nonassessable, and will be free of any Liens caused or created by the Company, except as set forth in the Stockholders Agreement and the Restated Certificate.

         (d) No Undisclosed Liabilities; Subsidiaries. As of the date hereof and as of the Closing Date, before giving effect to the Transactions, the Company has no indebtedness or liability of any nature whatsoever, absolute or contingent, liquidated or unliquidated, except indebtedness incurred on or after the date hereof under the Bridge Loan Agreement and liabilities incurred by the Company in the ordinary course of business in connection with Permitted Expenditures. The Company owns all of the outstanding shares of capital stock of each of its Subsidiaries, free and clear of any Liens, except Liens securing the FCC Debt and Liens granted to the lenders pursuant to the Credit Documents and the Bridge Loan Documents. Prior to the Closing Date, the Company shall furnish to each of the Purchasers a complete list of its direct and indirect Subsidiaries indicating the jurisdictions in which each such Subsidiary is organized or qualified to conduct business.

         (e) Offering of Securities; Subsequent Offering. (i) None of the Company, any Management Stockholder or any Person acting on its behalf has offered the Securities or any similar equity securities of the Company for sale to, or solicited any offers to buy Securities or any similar equity securities of the Company from, any Person, other than the Purchasers and a limited number of other "accredited investors" (as defined in Rule 501(a) under the Securities
Act).

         (ii) None of the Company, any Management Stockholder or any Person acting on its behalf will, directly or indirectly, take any action which might subject the offering, issuance or sale of the Securities to the registration and prospectus delivery requirements of Section 5 of the Securities Act.

         (iii) Assuming the accuracy of the representations and warranties of the Purchasers contained in Sections 5.1(a) and (b), each of the offering and sale of Securities under this Agreement to AT&T PCS, TWR, Mercury I, Mercury II and the Initial Cash Equity Investors and the offering and sale of Securities to the Additional Purchasers pursuant to the Additional Offering complies or will comply with all applicable requirements of Federal and state securities laws. The Additional Offering and the issuance and sale of shares of Series C Preferred Stock pursuant thereto are transactions exempt from the registration requirements of Section 5 of the Securities Act.

         (iv) The offering documents, certificates, statements and other materials furnished to any Additional Purchaser by or on behalf of the Company will not contain any untrue statement of a material fact or omit a material fact necessary in order to make the statements contained therein, in light of the circumstance under which they were made, not misleading.

         (f) Credit and Bridge Loan Documents; Cash Equity Loan Commitment. (i)
(A) Prior to the date hereof, the Company has delivered to each of the Purchasers a true and correct copy of a commitment letter, dated May 20, 1998, from TD Securities (USA) Inc., relating to a proposed $525 million senior secured credit facility. Such commitment letter has been executed and delivered by the financial institutions referred to above and the Company, is in full force and effect and, as of the date hereof, such commitment letter has not been modified or withdrawn. Prior to the date hereof, the Company has delivered to each of the Purchasers a true and correct copy of the Bridge Loan Documents together with all amendments and modifications thereto. Such documents (including the exhibits and schedules thereto) shall comprise a full and complete copy of all agreements between the parties thereto with respect to the subject matter thereof and transactions related thereto, and there shall be no agreements or understandings, oral or written, or side agreements not contained therein that relate to or modify the substance thereof.

         (B) As of the date hereof, the Bridge Loan Documents have been duly authorized by all necessary corporate action on the part of the Company, have been validly executed and delivered by the Company and are the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and may be subject to general principles of equity. As of the Closing Date, the Bridge Loan Documents are in full force and effect, none of the provisions thereof have been waived by any party thereto, and no "Default" or "Event of Default" (as such terms are defined in the Bridge Loan Agreement) shall have occurred and be continuing.

         (ii) (A) Prior to the Closing, the Company shall have delivered to each of the Purchasers a true and correct copy of each of the Credit Documents, together with all amendments and modifications thereto. Such documents (including the exhibits and schedules thereto) shall comprise a full and complete copy of all agreements between the parties thereto with respect to the subject matter thereof and transactions related thereto, and there shall be no agreements or understandings, oral or written, or side agreements not contained therein that relate to or modify the substance thereof.

         (B) As of the Closing Date, the Credit Documents shall have been duly authorized by all necessary corporate action on the part of the Company, shall have been validly executed and delivered by the Company and shall be the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and may be subject to general principles of equity. As of the Closing Date, the Credit Documents shall be in full force and effect, none of the provisions thereof shall have been waived by any party thereto, and no "Default" or "Event of Default" (as such terms are defined in the Credit Agreement) shall have occurred and be continuing.

         (iii) Prior to the date hereof, it has delivered to each of the other parties a true and correct copy of a commitment letter, dated May 1, 1998, from the lender(s) referred to therein, relating to a proposed $75 million loan to the Cash Equity Borrowers. Such commitment letter has been executed and delivered by such lender(s) and the Company, is in full force and effect and, as of the date hereof, has not been modified or withdrawn.

         (g) Minimum Build-Out Plan. The Company's Minimum Build-Out Plan in respect of the construction of a PCS system in the Company Territory is attached as Schedule 5.5(g). Completion of the Minimum Build-Out Plan in accordance with such Schedule will meet all applicable FCC requirements in respect of system build-out, including those set forth in 47 CFR ss. 24.203.

         (h) Small Business Matters. The Company, together with its "affiliates" (as that term is defined in Title 13, Code of Federal Regulations, Section 121.103), is a "Small Business" and a "Smaller Business", in each case within the meaning of the SBIC Act and the regulations thereunder, including Title 13, Code of Federal Regulations, Sections 107.50, 107.700, 107.710 and 121.301(c). The information regarding the Company and its Affiliates set forth in the Small Business Administration Form 480, Form 652 and Parts A and B of Form 1031 delivered at the Closing is accurate and complete. Copies of such forms shall have been completed and executed by the Company and delivered to each Purchaser which is an SBIC at the Closing together with a written statement of the Company regarding its planned use of the proceeds from the sale of the Securities. Neither the Company nor any Subsidiary: (i) presently engages in, and none of them shall hereafter engage in, any activities, or (ii) shall use directly or indirectly the proceeds from the sale of the Securities for any purpose, which, in either case, a SBIC is prohibited from engaging in or providing funds for by the SBIC Act and the regulations thereunder (including Title 13, Code of Federal Regulations, Section 107.720).

         (i) Litigation. There is no judgment, decree, injunction, rule or order outstanding against the Company or any of its Subsidiaries which would limit in any material respect the ability of the Company or any of its Subsidiaries to operate their respective business in the manner currently contemplated.

         (j) FCC Compliance. The Management Stockholders, in aggregate, satisfy the financial requirements established by the FCC in 47 CFR ss. 24.720(b)(2) for a "very small business."

                                   ARTICLE VI

                                    COVENANTS

         6.1 Consummation of Transactions. Each party shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable law to carry out all of their respective obligations under this Agreement and the Related Agreements and to consummate the Transactions, which efforts shall include, without limitation, the following:

         (a) The parties shall use all commercially reasonable efforts to cause the Closing to occur and the Transactions to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, to obtain all necessary Consents including, without limitation, the approval of this Agreement and the Transactions by all Governmental Authorities and agencies, including the FCC and any Consents necessary or advisable in the reasonable judgment of AT&T PCS in connection with franchise laws applicable to the execution, delivery and performance of this Agreement and the Related Agreements or the consummation of the Transactions, and to make all filings with and to give all notices to third parties which may be necessary or reasonably required in order for the parties to consummate the Transactions.

         (b) Each party shall furnish to the other parties all information concerning such party and its Affiliates reasonably required for inclusion in any application or filing to be made by AT&T PCS, TWR or the Company or any other party in connection with the Transactions or otherwise to determine compliance with applicable FCC Rules.

         (c) Upon the request of any other party, each party shall forthwith execute and deliver, or cause to be executed and delivered, such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may reasonably be requested by such party in order to effectuate the purposes of this Agreement and the Related Agreements.

         (d) Each party shall use all commercially reasonable efforts to modify the structure of the Transactions in such a manner that no franchise laws shall be applicable to the relationship between AT&T PCS or TWR (or their respective Affiliates) and the Company; provided that, no party shall be obligated to agree to any modification that adversely affects such party. The Company acknowledges that (i) the Company and AT&T PCS, TWR and their respective Affiliates do not intend to create a franchise or business opportunity relationship; (ii) the wireless telephones ("Telephones") if any, purchased by the Company from AT&T PCS and its Affiliates and minutes for mobile wireless radiotelephonic service ("Minutes") purchased by the Company under the terms of the Roaming Agreement are being sold at bona fide wholesale prices; (iii) the Company is not required by this Agreement or the Related Agreements or as a matter of practical necessity to purchase more than a reasonable quantity of Telephones or Minutes; and (iv) none of AT&T PCS, TWR or any of their respective Affiliates has made any representation to the Company that (A) the Company or its equity holders will earn, or are likely to earn, a gross or net profit, (B) AT&T PCS, TWR or any of their respective Affiliates has knowledge of the market that the Company will operate in or that the market demand will enable the Company to earn a profit, (C) there is a guaranteed market for the Company, or (D) AT&T PCS, TWR or any of their respective Affiliates will provide the Company with locations or assist the Company in finding locations for use or operation of its business. The Company has been informed at least seven days prior to the execution of this Agreement that AT&T PCS's and TWR's principal business address is, and AT&T PCS's and TWR's agent for service of process is, c/o AT&T Corp., 32 Avenue of the Americas, New York, New York 10013.

         Nothing in this Agreement shall be construed to require the parties to consummate the Closing if any regulatory approval would require that it (i) divest or hold separate any of its assets existing as of the date hereof other than as contemplated by this Agreement and the Related Agreements or (ii) otherwise take or commit to take any action that limits its freedom of action in any material respect with respect to any of its businesses, product lines or assets.

         6.2 Confidentiality.

         (a) Each party shall, and shall cause each of its Affiliates, and its and their respective shareholders, members, managers, directors, officers, employees and agents (collectively, "Representatives") to, keep secret and retain in strictest confidence any and all Confidential Information relating to any other party that it receives in connection with the negotiation or performance of this Agreement, and shall not disclose such Confidential Information, and shall cause its Representatives not to disclose such Confidential Information, to anyone except the receiving party's Affiliates and Representatives and any other Person that agrees in writing to keep in confidence all Confidential Information in accordance with the terms of this
Section 6.2. Until the Closing, each party agrees to use Confidential Information received from another party only (i) to evaluate its interest in pursuing the Transactions and (ii) to pursue such Transactions, but not for any other purpose. All Confidential Information furnished pursuant to this Agreement shall be returned promptly to the party to whom it belongs upon request by such party. Upon the Closing, the provisions of this Section 6.2 shall terminate and the obligations of the parties in respect of Confidential Information shall be governed by Section 7.12 of the Stockholders Agreement.

         (b) The obligations set forth in Section 6.2(a) shall be inoperative with respect to Confidential Information that (i) is or becomes generally available to the public other than as a result of disclosure by the receiving party or its Representatives, (ii) was available to the receiving party on a non-confidential basis prior to its disclosure to the receiving party, or (iii) becomes available to the receiving party on a non-confidential basis from a source other than the providing party or its agents, provided that such source is not known by the receiving party to be bound by a confidentiality agreement with the providing party or the providing party's agents.

         (c) To the fullest extent permitted by law, if a party or any of its Affiliates or Representatives breaches, or threatens to commit a breach of, this
Section 6.2, the party whose Confidential Information shall be disclosed, or threatened to be disclosed, shall have the right and remedy to have this Section
6.2 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that money damages will not provide an adequate remedy to such party. Nothing in this Section 6.2 shall be construed to limit the right of any party to collect money damages in the event of breach of this Section 6.2.

         (d) Anything else in this Agreement or the Related Agreements notwithstanding, each party shall have the right to disclose any information, including Confidential Information of the other party or such other party's Affiliates, in any filing with any regulatory agency, court or other authority or any disclosure to a trustee of public debt of a party to the extent that the disclosing party determines in good faith that it is required by Law, regulation or the terms of such debt to do so, provided that any such disclosure shall be as limited in scope as possible and shall be made only after giving the other party as much notice as practicable of such required disclosure and an opportunity to contest such disclosure if possible.

         6.3 Retained Licenses. AT&T PCS, TWR and their respective Affiliates may use the AT&T Retained Licenses, and may market and sell to their customers or others any services that use such Licenses permitted under applicable Laws, in each case as it may determine, and may otherwise deal with and permit others to deal with the AT&T Retained Licenses, except from and after the Closing Date to the extent otherwise expressly agreed by any AT&T Party in any of the Related Agreements.

         6.4 No Further Commitment. The Cash Equity Investors and the Management Stockholders have arranged for the Company to obtain financing under this Agreement and will use all reasonable efforts to arrange for financing under the Credit Agreement. It is anticipated that the Company, in consultation and cooperation with the Cash Equity Investors, will have responsibility for arranging for all of the additional debt and equity financing required by the Company. Further, the Management Stockholders, in their capacity as officers and employees of the Company, shall be responsible for conducting the day-to-day operations of the Company, all under the control and supervision of the Company's Board of Directors. In connection with the execution and delivery of this Agreement, each of the Purchasers is agreeing to acquire Securities of the Company and each of the Purchasers and certain of their respective Affiliates are agreeing to enter into the Related Agreements to which each of them is a party. The parties acknowledge and agree that, except to the extent expressly set forth in this Agreement and such Related Agreements, none of AT&T PCS, TWR or any of their respective Affiliates has any legal, contractual or other obligation to acquire debt or equity securities of the Company, provide or arrange for debt or equity financing required by the Company, provide services to or otherwise assist the Company in connection with the conduct of its business or in any other manner, refrain from exercising its rights under this Agreement and the Related Agreements (including, without limitation, the right to terminate the Network Membership License Agreement in accordance with its terms) or refrain from competing, directly or indirectly, with businesses conducted by the Company. Nothing herein shall be construed to relieve any Person of its express contractual obligations under this Agreement and the Related Agreements or from any common law obligation of good faith relating to its performance of such contractual obligations.

         6.5 Use of Proceeds. The Company shall use the proceeds of the sale of Securities only for the purposes described in Section 2.7 and in the written statement referred to in Section 5.5(g).

         6.6 SBIC Regulatory Provisions. (a) The Company shall notify each SBIC Holder as soon as practicable (and, in any event, not later than 15 days) prior to taking any action after which the number of record holders of the Company's voting stock would be increased from fewer than 50 to 50 or more, and the Company shall notify each SBIC Holder of any other action or occurrence after which the number of record holders of the Company's voting stock was increased (or would increase) from fewer than 50 to 50 or more, as soon as practicable after the Company becomes aware that such other action or occurrence has occurred or is proposed to occur.

         (b) Within 75 days after the Closing, the Company shall deliver to each SBIC Holder a written statement certified by the Company's president or chief financial officer describing in reasonable detail the use of the proceeds of the sale of Securities hereunder by the Company and its Subsidiaries. In addition to any other rights granted hereunder, the Company shall grant each SBIC Holder and the United States Small Business Administration (the "SBA") access to the Company's records for the purpose of verifying the use of such proceeds to the extent required pursuant to SBIC Regulations.

         (c) Promptly after the end of each fiscal year (but in any event prior to February 28 of each year), the Company shall deliver to each SBIC Holder a written assessment of the economic impact of each SBIC Holder's investment in the Company, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the revenues and profits of the business and on taxes paid by the business and its employees.

         (d) During the one-year period commencing on the Closing Date, the Company shall not engage in any activity which constitutes an ineligible business activity (within the meaning of the SBIC Regulations as in effect on the date hereof).

         6.7 Regulatory Compliance Cooperation. In the event that any SBIC Holder reasonably determines that it has a Regulatory Problem, to the extent reasonably necessary, such SBIC Holder shall have the right to transfer its Securities (and any shares of Common Stock issued upon conversion thereof) to another Person without regard to any restrictions on transfer set forth in this Agreement or in Section 4.1(c) of the Stockholders Agreement and without complying with the provisions of Section 4.3 of the Stockholders Agreement, but subject to the other provisions of the Stockholders Agreement and federal and state securities law restrictions, and the Company shall take all such actions as are reasonably requested by such SBIC Holder in order to (i) effectuate and facilitate such transfer by such SBIC Holder of any Securities of the Company then held by such SBIC Holder to such Person, (ii) permit such SBIC Holder (or any of its Affiliates) to exchange all or any portion of voting Securities then held by it on a share-for-share basis for shares of a class of non-voting Securities of the Company, which non-voting Securities shall be identical in all respects to such voting Securities, except that such non-voting Securities (or Common Stock, as applicable) shall be non-voting and shall be convertible into voting Securities (or Common Stock, as applicable) on such terms as are requested by such SBIC Holder in light of regulatory considerations then prevailing, (iii) continue and preserve the respective allocation of the voting interests with respect to the Company arising out of the SBIC Holder's ownership of voting Securities and/or provided for in the Stockholders Agreement before the transfers and amendments referred to in this Section (including entering into such additional agreements as are reasonably requested by such SBIC Holder to permit any Person(s) designated by such SBIC Holder to exercise any voting power which is relinquished by such SBIC Holder) and (iv) amend this Agreement, the Restated Certificate, and any other related documents, agreements or instruments to effectuate and reflect the foregoing. The parties to this Agreement agree to vote their Securities in favor of such amendments and actions.

         6.8 Certain Covenants. From and after the execution and delivery of this Agreement to and including the Closing Date, each of AT&T PCS and TWR (as to themselves and the AT&T Contributed Licenses), and Mercury I and Mercury II (as to themselves, and the Mercury Licenses and Florida Licenses owned by them and the Central Alabama Agreement) and each Management Stockholder (as to himself, Mercury I and Mercury II and the Mercury Licenses and Florida Licenses and the Central Alabama Agreement) shall:

         (a) Comply in all material respects with all applicable Laws, including all such Laws relating to the AT&T Contributed Licenses and the Mercury Licenses and Florida Licenses, as the case may be, or their use;

         (b) Use commercially reasonable efforts to maintain the AT&T Contributed Licenses and the Mercury Licenses and Florida Licenses, as the case may be, in full force and effect;

         (c) Not (i) sell, transfer, assign or dispose of, or offer to, or enter into any agreement, arrangement or understanding to, sell, transfer, assign or dispose of any of the AT&T Contributed Licenses or the Mercury Licenses and Florida Licenses, as the case may be, or any interest therein, or negotiate therefor, or (ii) create, incur or suffer to exist any Lien (except for Liens securing the FCC Debt, Liens in favor of Southern Farm and Lucent that will be released at or prior to Closing and Liens securing debt incurred pursuant to the Bridge Loan Agreement) of any nature whatsoever relating to any of the AT&T Contributed Licenses or the Mercury Licenses or Florida Licenses, as the case may be, or any interest therein. Without limiting the foregoing, none of AT&T PCS, TWR, Mercury I, Mercury II or the Management Stockholders shall, and the Management Stockholders shall cause Mercury I and Mercury II not to, incur any material obligation or liability, absolute or contingent, relating to or affecting the AT&T Contributed Licenses or the Mercury Licenses or Florida Licenses, as the case may be, or their use;

         (d) Give written notice to the other parties promptly upon the commencement of, or upon obtaining knowledge of any facts that would give rise to a threat of, any claim, action or proceeding commenced against or relating to
(i) it, its properties or assets, including the AT&T Contributed Licenses or the Mercury Licenses or Florida Licenses, as the case may be, or their use, and which could have a Material Adverse Effect on it or materially adversely affect the Transactions, or (ii) the AT&T Contributed Licenses or the Mercury Licenses or Florida Licenses, as the case may be, or their use;

         (e) Promptly after obtaining knowledge of the occurrence of, or the impending or threatened occurrence of, any event which could cause or constitute a material breach of any of its warranties, representations, covenants or agreements contained in this Agreement, give notice in writing of such event, or occurrence or impending or threatened event or occurrence, to the other parties and use commercially reasonable efforts to prevent or to promptly remedy such breach;

         (f) Cause the other parties to be advised promptly in writing of (i) any event, condition or state of facts known to it, which has had or could have a Material Adverse Effect on it, or materially adversely affect the AT&T Contributed Licenses or the Mercury Licenses or Florida Licenses, as the case may be, their use, or the Transactions (other than proceedings affecting the PCS or wireless communications services industry generally), or (ii) any claim, action or proceeding which seeks to enjoin the consummation of the Transactions; and

         (g) Not amend, modify or supplement, or waive any rights under or conditions to the Central Alabama Agreement, except pursuant to Section 6.16 or with the prior written consent of AT&T PCS and Cash Equity Investors representing 66-% of the Aggregate Commitment of all Cash Equity
Investors.

From and after the execution and delivery of this Agreement to and including the Closing Date, Tritel shall not engage or agree to engage in any of the transactions or actions referred to in Section 3.6(b) of the Stockholders Agreement, except pursuant to Section 6.13, to the extent necessary to consummate the Contributions or satisfy the conditions set forth in Article VII or with the prior written consent of AT&T PCS and Cash Equity Investors representing 66-2/3% of the Aggregate Commitment of all Cash Equity Investors.

         6.9 Restricted Stock Plan. Prior to the Closing, the Company shall establish a restricted stock plan, in form and substance satisfactory to Cash Equity Investors representing 66-2/3% of the Aggregate Commitment of all Cash Equity Investors, AT&T PCS and the Management Stockholders, which will provide, among other things, that (a) shares of Voting Common Stock issued thereunder will be subject to the vesting provisions and repurchase rights described in
Section 7 of and Schedule III to the Employment Agreement, (b) all of the shares issued under the plan shall be allocated to Company employees on the Closing Date, (c) any shares that are repurchased by the Company under the terms of the plan shall be available for re-allocation to Company employees, and (d) any shares that are not re-allocated to Company employees on the fifth anniversary of the Closing Date shall be re-allocated to the Management Stockholders ratably in accordance with the number of shares of Voting Common Stock being issued to each of them hereunder.

         6.10 Certain Mercury Transactions. (a) Prior to or concurrently with the Closing, Mercury I, Mercury II and their securityholders will consummate the transactions contemplated by the agreement, dated May 20, 1998, among such Persons, copies of which have been furnished to the parties hereto.

         (b) Prior to the Reconciliation Date, neither Mercury I nor Mercury II shall distribute or otherwise Transfer (as defined in the Stockholders Agreement) any Escrowed Shares or any other shares of Preferred Stock purchased hereunder (or shares of Common Stock issued upon conversion of the Preferred Stock) except: (I) a Transfer from one to the other; (II) in accordance with
Section 8.9(f), or (III) to a Mercury Investor that (x) elects by written notice to Mercury I or Mercury II, as the case may be, copies of which notice shall be furnished to the other parties, to receive its Escrowed Shares and/or other shares and (y) executes and delivers to the other parties thereto a counterpart to each of the Stockholders Agreement and the agreement among the Cash Equity Investors attached as Schedule X to the Stockholders Agreement. By delivering such notice and accepting any such Escrowed Shares or other shares, each Mercury Investor: (i) shall become a "Mercury Investor Indemnitor" hereunder, (ii) agrees and acknowledges that such Escrowed Shares continue to be subject to the provisions of this Agreement,
(iii) makes (as to itself as of the date of such distribution or transfer) the representations set forth in Section 5.1, and (iv) agrees and acknowledges that it shall succeed to the rights of Mercury I and/or Mercury II, as applicable, hereunder, in respect of the shares distributed to it.

         (c) Mercury I shall not amend the commitment letter of the lender relating to the Cash Equity Loan Agreements without the prior written consent of each of the Cash Equity Borrowers party hereto. The Company and Mercury I shall use their best efforts to substantially comply with the terms of the Supply Agreement dated October 31, 1997, between Mercury and the lender under the Cash Equity Loan Agreements.

         6.11 Certain Employees. (a) Effective immediately prior to the Closing, MSM, Inc. shall (i) terminate (x) the employment of all of its active employees other than those employees based in the cellular markets managed by MSM, Inc. on the date hereof (the "Employees"), and (y) all employment agreements and other employment arrangements with the Employees to which it is a party; and (ii) use all reasonable efforts to cause all of the Employees to make available their employment services to the Company and its Subsidiaries. Prior to the Closing, the Company shall (or shall cause one its Subsidiaries to) make offers of employment, effective as of the Closing Date and contingent upon the Closing, to all of the Employees on terms and conditions which shall be in the Company's exclusive discretion, except that such offers shall be at the same wage or salary levels as currently in effect at MSM, Inc. The Employees who accept such offers of employment effective as of the Closing Date shall be referred to herein as the "Transferred Employees." Effective upon the Closing, MSM, Inc. hereby irrevocably waives any and all confidentiality obligations relating to the Contributions being made by Mercury which any Employee has to MSM, Inc. or any of its Affiliates for the exclusive benefit of the Company and its Subsidiaries.

         (b) MSM, Inc. shall retain, and neither the Company nor any of its Subsidiaries shall assume, any liabilities or obligations of MSM, Inc. or any of its Affiliates relating to the Employees, any retired former Employees or any other employees of MSM, Inc. or any of their employee benefits. From and after the Closing, MSM, Inc. shall remain solely responsible for any and all benefit liabilities in respect of the Employees, including the Transferred Employees and their beneficiaries and dependents, relating to or arising in connection with or as a result of (i) the employment or the actual or constructive termination of employment of any such Employee by MSM, Inc. (including, without limitation, in connection with the consummation of the transactions contemplated by this Agreement), (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any "employee benefit plan," as defined in Section 3(3) of ERISA, or any other employee or retiree benefit or compensation plan, program, practice, policy or arrangement of MSM, Inc.

or (iii) accrued but unpaid salaries, wages, or other compensation or payroll items (including, without limitation, bonus, incentive and deferred compensation but excluding ordinary accrued vacation, sick day and personal day compensation, which shall be assumed by the Company). Without limiting the foregoing, MSM, Inc. shall remain solely responsible for any and all benefit liabilities to or in respect of the Transferred Employees or their beneficiaries or dependents relating to or arising in connection with any claims, whether such claims are asserted before, on or after the Closing Date, for life, disability, accidental death or dismemberment, supplemental unemployment compensation, medical, dental, hospitalization, other health or other welfare or fringe benefits or expense reimbursements which claims relate to or are based upon an occurrence on or before the Closing Date (including claims for continuing treatment in respect of any illness, accident, disability, condition or confinement which occurs or commences on or before the Closing Date).

         (c) The Management Stockholders shall cause MSM, Inc. to perform its obligations under this Section.

         6.12 Pre-Closing Build-Out

         (a) Promptly following the date hereof the Company shall commence, and no later than 90 days after the date hereof the Company shall complete, the Committed Pre-Closing Construction. All assets, properties or rights acquired in order to complete the Committed Pre-Closing Construction shall be (i) necessary or advisable, in the good faith determination of the Company, in order to facilitate the construction of PCS systems in the applicable geographical area following the Closing and (ii) assignable to AT&T PCS or TWR or its designee(s), free and clear of Liens (other than Permitted Liens) and without penalty or cost to effect such assignment other than penalties or costs that individually or in the aggregate are not material in amount.

         (b) If this Agreement is terminated in accordance with the terms hereof prior to the Closing, if and to the extent requested by AT&T PCS or TWR, the Company shall assign to AT&T PCS or TWR or its designee(s), free and clear of all Liens (other than Permitted Liens), all of the Company's assets, properties and rights relating to the Committed Pre-Closing Construction. In consideration of such assignment, AT&T PCS, TWR or such designee shall reimburse the Company in cash for its out-of-pocket costs paid to third parties (not to exceed $5,000,000 in the aggregate), plus the Company's overhead expenses (not to exceed $500,000 in the aggregate), in each case incurred in connection with the Pre-Closing Construction.

         6.13 Additional Cash Equity Investors.

         (a) The Company shall offer (the "Additional Offering") to issue and sell up to 10,000 shares of Series C Preferred Stock to up to fifteen additional accredited investors reasonably acceptable to AT&T PCS and Cash Equity Investors representing 66-2/3% of the Aggregate Commitment of all Cash Equity Investors. The Company shall use its best efforts to complete the Additional Offering no later than 60 days after the date hereof. The sale of Series C Preferred Stock pursuant to the Additional Offering shall be on the terms and subject to the conditions of this Agreement applicable to the Cash Equity Investors, as the same are modified and supplemented by the terms of this Section 6.13.

         (b) Any offeree in the Additional Offering may commit to purchase no less than 2,500 shares of Series C Preferred Stock by executing a counterpart of this Agreement (together with any other materials the Company may require in connection with the Additional Offering) and delivering the same to the Company no later than the expiration date of the Additional Offering. Any offeree electing to purchase shares pursuant to the Additional Offering is sometimes referred to herein, individually, as an "Additional Purchaser" and, collectively, as the "Additional Purchasers".

         (c) Commitments to purchase shares of Series C Preferred Stock by Additional Purchasers shall not reduce or otherwise affect the Aggregate Commitment, Initial Cash Contribution and Unfunded Commitment of, and the number of shares of Series C Preferred Stock to be purchased by, the Initial Cash Equity Investors, except in connection with a reallocation among the Cash Equity Borrowers as contemplated by Schedule VII.

         (d) In the event that Additional Purchasers commit to purchase shares of Series C Preferred Stock, the Company shall furnish to the Purchasers, promptly (and in any event within five days) following the expiration date of the Subsequent Offering: (i) an amended form of Schedule I, reflecting the commitments of the Additional Purchasers and (ii) copies of all documents executed and delivered by the Additional Purchasers in connection with such Offering. From and after the date of such delivery, all references in this Agreement to Schedule I shall be deemed to refer to such amended form of
Schedule I.

         (e) At the Closing, each Additional Purchaser shall contribute to the capital of the Company an amount equal to its Initial Cash Contribution and shall fulfill all other obligations applicable to Cash Equity Investors.

         (f) In the event that, after giving effect to the Additional Offering, the aggregate amount of the Aggregate Commitment of all Cash Equity Investors is less than $158 million, then, notwithstanding anything in this Agreement to the contrary, neither the Company nor its Subsidiaries shall expend any funds in connection with the construction or operation of a mobile communication system in the McComb, MS, Laurel, MS, Dothan-Enterprise, AL and Florence, AL BTAs, except (i) up to $2 million for the construction of a "highway build" in such territory, or (ii) with the prior written consent of each of AT&T PCS and Cash Equity Investors representing 66-2/3% of the Aggregate Commitment of all Cash Equity Investors.

         6.14 Return of Spectrum. No later than two business days prior to the deadline to elect the "disaggregation option" referred to below, as the same may be extended by the FCC, Mercury I shall have elected, and caused Central Alabama to elect, the "disaggregation option" pursuant to the FCC's Order on Reconsideration of the Second Report and Order, FCC 98-46 (released March 24,
1998), with respect to the C-Block Mercury Licenses and the Alabama License, and, as a result thereof, the aggregate amount of the FCC Debt assumed by the

Company at the Closing pursuant to Section 2.8 shall be reduced by $33.365 million and the aggregate amount of the Central Alabama FCC Debt shall be reduced by $6.342 million.

         6.15 Option Agreement. Upon the expiration of the six-month period commencing on the date hereof, (i) if the Closing shall not have occurred, the Option Agreement shall not be entered into at Closing and shall no longer be a Related Agreement hereunder and (ii) if the Closing shall have occurred, the Company shall terminate the Option Agreement (and, if applicable, the License Acquisition Agreement contemplated thereby), in each case if the Company shall have failed to obtain the written consent of AT&T PCS, which may be granted or withheld in its sole discretion. At the Closing, in the event that the Option Agreement is not executed, the Company will pay Mercury II an amount equal to interest on indebtedness to the United States Department of the Treasury attributable to the Florida Licenses accrued from the date hereof through the date that AT&T PCS notifies the Company that AT&T PCS does not consent to the execution of the Option Agreement (or, in the absence of such notice, 30 days after such consent is requested in writing by the Company).

         6.16 Central Alabama Agreement. Mercury I shall use its best efforts to cause the Central Alabama Agreement to be amended, on substantially the terms set forth on Schedule 6.16, within 30 days after the date hereof pursuant to documentation in form and substance satisfactory to AT&T PCS and Cash Equity Investors representing 66-2/3% of the Aggregate Commitment of all Cash Equity Investors. Such amendment shall provide, among other things, that (i) Central Alabama and each of its partners (if any) to whom shares of Series C Preferred Stock are distributed on the Closing Date shall, on the Closing Date, and each partner of Central Alabama to whom shares of Series C Preferred Stock are distributed thereafter shall, on the date of such distribution, execute and deliver to the other parties thereto a counterpart to each of the Stockholders Agreement and the agreement among the Cash Equity Investors attached as Schedule X to the Stockholders Agreement and (ii) by accepting shares of Series C Preferred Stock, Central Alabama and each of its partners to whom shares of Series C Preferred Stock are distributed makes (as to itself as of the Closing Date or other date of distribution) the representations set forth in Section
5.1. At the request of the Company, Mercury I shall assign all of its right, title and interest in and to the Central Alabama Agreement to the Company pursuant to documentation in form and substance satisfactory to AT&T PCS and Cash Equity Investors representing 66-2/3% of the Aggregate Commitment of all Cash Equity Investors.

                                   ARTICLE VII

                               CLOSING CONDITIONS

         7.1 Conditions to Obligations of All Parties. The obligation of each of the parties to consummate the Transactions contemplated to occur at the Closing shall be conditioned on the following, unless waived by each of the parties:

         (a) Any applicable waiting period under the HSR Act shall have expired or been terminated.

         (b) The Consent of the FCC to each of the AT&T License Transfer, the Alabama License Transfer and the Mercury License Transfer shall have been obtained pursuant to a Final Order, free of any conditions materially adverse to the Company or any of the Purchasers. For the purposes of this paragraph, "Final Order" means an action or decision that has been granted by the FCC as to which
(i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed; provided however that, the Consent of the FCC to the Mercury License Transfer shall be deemed to be a Final Order notwithstanding the pendency of any of the proceedings set forth on Schedules 4.7 or 5.3(a), or any appeals therefrom, so long as such proceedings or appeals would not be reasonably expected, individually or in the aggregate, to result in the revocation, non-renewal or suspension of, or an adverse effect on the ability of the Company to employ, the Mercury Licenses.

         (c) All Consents by any Governmental Authority (other than the Consents referred to in paragraphs (a) and (b) above) required to permit the consummation of the Transactions, the failure to obtain or make which would be reasonably expected to have a Material Adverse Effect on the Company or any of the Purchasers or to materially adversely affect the Transactions or its ability to perform its obligations under the Related Agreements shall have been obtained or made.

         (d) No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority, shall be in effect that would (i) impose material limitations on the ability of any party to consummate the Transactions or prohibit such consummation, or (ii) impair in any material respect the operation of the Company.

         7.2 Conditions to Obligations of Each Party. The obligation of each party (the "receiving party") to consummate the Transactions contemplated to occur at the Closing shall be further conditioned upon the satisfaction or fulfillment, at or prior to the Closing, of the following conditions by each of the other parties, unless waived by the receiving party:

         (a) The representations and warranties of each party other than the receiving party contained herein and in the Related Agreements shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct), in each case when made and at and as of the Closing (except for representations and warranties made as of a specified date, which shall be true and correct as of such date) with the same force and effect as though made at and as of such time, except for inaccuracies in respect of the representations and warranties set forth in Section 4.7, Section

5.5(i), and the third sentence of each of Sections 5.2 and 5.3(a) (disregarding any qualifications as to materiality contained therein) that in the aggregate would not be reasonably expected to have a Material Adverse Effect on the Company or its ability to perform its obligations under the Related Agreements or to materially adversely affect the Transactions.

         (b) Each party other than the receiving party shall have performed in all material respects all agreements contained herein or in the Related Agreements required to be performed by it at or before the Closing.

         (c) An officer of each party other than the receiving party shall have delivered to the receiving party a certificate, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in paragraphs (a) and (b) above as to the party delivering such certificate.

         (d) Each party other than the receiving party shall have furnished the receiving party with one or more opinions of counsel to the party furnishing the opinion(s), each dated the Closing Date, in substantially the forms of Exhibits H-1 through K-2, as applicable.

         (e) Each of the Related Agreements shall have been executed and delivered by the parties thereto (other than the receiving party) and shall be in full force and effect.

         (f) Each Cash Equity Investor (other than the receiving party) shall have executed and delivered to the Company a Pledge Agreement, substantially in the form of Exhibit L.

         (g) All corporate and other proceedings of each party other than the receiving party in connection with the AT&T License Transfer, the Mercury License Transfer and the other Transactions, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to the receiving party, and each party other than the receiving party shall have delivered to the receiving party such receipts, documents, instruments and certificates, in form and substance reasonably satisfactory to the receiving party, which the receiving party shall have reasonably requested.

         7.3 Conditions to the Obligations of the Purchasers. The obligation of each Purchaser to consummate the Transactions contemplated to occur at the Closing shall be further conditioned upon the satisfaction or fulfillment, at or prior to the Closing, of the following conditions, unless waived by each such
Purchaser:

         (a) The terms, conditions and provisions of the Credit Documents shall be satisfactory to such Purchaser in all material respects, including without limitation provisions relating to principal amounts, rates of interest, terms of mandatory and permitted prepayments, prepayment charges (if any), fees and expenses, representations and warranties, affirmative and negative covenants, conditions to disbursements of loan funds, defaults and remedies therefor, and collateral, it being acknowledged that such terms, conditions and provisions shall be deemed to be satisfactory to such Purchaser if they are in the aggregate at least as favorable to the Company as the terms of the commitment letter referred to in Section 5.5(f). The disbursements of loan funds contemplated by the Credit Agreement to occur on the Closing Date shall be made in accordance with the terms thereof concurrently with the Closing and such Purchaser shall have received such evidence thereof as it may request.

         (b) On the Closing Date, counsel to each Purchaser shall have received the legal fees and expenses required to be paid or reimbursed by the Company as provided in Section 10.4 for statements rendered on or prior to the Closing Date.

         (c) For each SBIC Holder, the Company shall have prepared the Size Status Declaration on Form 480, the Assurance of Compliance for Nondiscrimination on Form 652 and the Portfolio Financing Report on Form 1031 (Parts A and B) (collectively, the "SBA Compliance Documents"), the Company shall have duly executed and delivered the Forms 480 and 652 to each SBIC Holder, and all of the information set forth in the SBA Compliance Documents shall be true and correct in all respects. The Company shall have delivered a list, after giving effect to the transactions contemplated by this Agreement, of: (a) the name of each of the Company's directors, (b) the name and title of each of the Company's officers and (c) the name of each of the Company's stockholders and the number and class of shares held by each stockholder.

         (d) The closing of the Alabama License Transfer, and the other transactions contemplated in the Central Alabama Agreement, shall have been consummated in accordance with the terms of the Central Alabama Agreement, and such Purchaser shall have received such evidence thereof as it may request, and Mercury I's rights under the Central Alabama Agreement shall have been assigned to the Company pursuant to documentation satisfactory in form and substance to the Purchasers.

                                  ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION

         8.1 Survival. The representations and warranties made in this Agreement shall survive the Closing until the second anniversary thereof and shall thereupon expire together with any right to indemnification in respect thereof (except to the extent a written notice asserting a claim for breach of any such representation or warranty and describing such claim in reasonable detail shall have been given prior to such date to the party which made such representation or warranty). The covenants and agreements contained herein to be performed or complied with prior to the Closing shall expire at the Closing. The covenants and agreements contained in this Agreement to be performed or complied with after the Closing shall survive the Closing; provided that the right to indemnification pursuant to this Article VIII in respect of a breach of a representation or warranty shall expire on the second anniversary of the Closing (except to the extent written notice asserting a claim thereunder and describing such claim in reasonable detail shall have been given prior to such date to the party from whom such indemnification is sought). After the Closing, the sole and exclusive remedy of the parties for any breach or inaccuracy of any representation or warranty contained in this Agreement, or any other claim (whether or not alleging a breach of this Agreement) that arises out of the facts and circumstances constituting such breach or inaccuracy, shall be the indemnity provided in this Article VIII.

         8.2 Indemnification by Purchasers. Each Purchaser and each Mercury Investor Indemnitor, severally and not jointly, shall indemnify and hold harmless each other Purchaser, each other Mercury Investor Indemnitor, the Company, each Management Stockholder and their respective Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them (each, a "Section 8.2 Indemnified Party"), against any and all losses, damages, costs, expenses or liabilities, including any amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees incurred by him or it in connection with the investigation, defense, or disposition of any action, suit or other proceeding in which any Section 8.2 Indemnified Party may be involved or with which he or it may be threatened (collectively, "Losses"), in each case that arises out of or results from (a) any representation or warranty of such indemnifying party contained in this Agreement or any Related Agreement being untrue in any material respect as of the date on which it was made or (b) any material default by such indemnifying party or any of its Affiliates in the performance of their respective obligations under this Agreement and any Related Agreement, except to the extent (but only to the extent) any such Losses arise out of or result from the gross negligence or willful misconduct of such Section 8.2 Indemnified Party or its Affiliates.

         8.3 Indemnification by the Management Stockholders. Each Management Stockholder, severally and not jointly, shall indemnify and hold harmless each Purchaser and the Company and their respective Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them (each, a "Section 8.3 Indemnified Party"), against all Losses incurred by him or it in connection with the investigation, defense, or disposition of any action, suit or other proceeding in which any Section 8.3 Indemnified Party may be involved or with which he or it may be threatened that arises out of or results from (a) any representation or warranty of such Management Stockholder contained in this Agreement or any Related Agreement being untrue in any material respect as of the date on which it was made or (b) any material default by such Management Stockholder in the performance of his obligations under this Agreement and any Related Agreement, except to the extent (but only to the extent) any such Losses arise out of or result from the gross negligence or willful misconduct of such Section 8.3 Indemnified Party or its Affiliates; provided that the aggregate liability of each Management Stockholder to indemnify Section 8.3 Indemnified Parties against Losses arising out of or resulting from (x) the untruth in any material respect of any representation or warranty as to the Company made by such Management Stockholder in this Agreement or any Related Agreement, (y) any material default by such Management Stockholder in the performance of his obligations under this Agreement or any Related Agreement, shall (except, in the case of clause (y), to the extent (but only to the extent) any such Losses arise out of or result from the gross negligence or willful misconduct of such Management Stockholder) be limited to the shares of Common Stock of the Company then held by such Management Stockholder, and Section 8.3 Indemnified Parties seeking indemnification against any Management Stockholder for such Losses hereunder shall not have recourse to any other assets of such Management Stockholder.

         8.4 Indemnification by the Company. The Company shall indemnify and hold harmless each of the Purchasers and their respective Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them (each, a "Section 8.4 Indemnified Party"), against all Losses incurred by him or it in connection with the investigation, defense, or disposition of any action, suit or other proceeding in which any
Section 8.4 Indemnified Party may be involved or with which he or it may be threatened that arises out of or results from (a) any representation or warranty of the Company contained in this Agreement or any Related Agreement being untrue in any material respect as of the date on which it was made or (b) any material default by the Company or any of its Affiliates in the performance of their respective obligations under this Agreement and any Related Agreement, except to the extent (but only to the extent) any such Losses arise out of or result from the gross negligence or willful misconduct of such Section 8.4 Indemnified Party or its Affiliates.

         8.5 Indemnification by Mercury I, Mercury II, the Management Stockholders and the Mercury Investor Indemnitors. Mercury I, Mercury II and the Management Stockholders, jointly and severally, and each Mercury Investor Indemnitor, solely to the extent of its Percentage Share of any Section 8.5 Losses, shall indemnify and hold harmless AT&T PCS, TWR, the Cash Equity Investors and the Company, and their respective Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them (each, a "Section 8.5 Indemnified Party"), against any and all losses, damages, costs, expenses or liabilities, including any amounts paid in satisfaction of judgments, in compromise, as fines and penalties, any counsel fees incurred by him or it in connection with the investigation, defense, or disposition of any action, suit or other proceeding in which any Section 8.5 Indemnified Party may be involved or with which he or it may be threatened (collectively, "Section 8.5 Losses"), in each case that arises out of or results from (i) any representation or warranty of Mercury I and Mercury II contained in Articles IV and V being untrue in any material respect as of the date on which it was made or (ii) any of the matters referred to on Schedules 4.7 or 5.3(a), except to the extent (but only to the extent) any such Section 8.5 Losses arise out of or result from the gross negligence or willful misconduct of such Section 8.5 Indemnified Party or its Affiliates; provided that (x) the aggregate liability of each Management Stockholder to indemnify Section 8.5 Indemnified Parties against Section 8.5 Losses shall be limited to the shares of Common Stock of the Company then held by such Management Stockholder, and Section 8.5 Indemnified Parties seeking indemnification against any Management Stockholder for such Section 8.5 Losses hereunder shall not have recourse to any other assets of such Management Stockholder and (y) the aggregate liability of each Mercury Investor Indemnitor to indemnify Section 8.5 Indemnified Parties against Section 8.5 Losses shall be limited to his or its Escrowed Shares, and Section 8.5 Indemnified Parties seeking indemnification against any Mercury Investor Indemnitor for Section 8.5 Losses hereunder shall not have recourse to any other assets of such Mercury Investor Indemnitor. Notwithstanding anything herein to the contrary, no Section
8.5 Indemnified Party shall require any Mercury Investor Indemnitor to satisfy any Section 8.5 Losses earlier than the Reconciliation Date; provided that any Mercury Investor Indemnitor may satisfy its obligation in respect of any Section
8.5 Losses by making a cash payment to the applicable Section 8.5 Indemnified Party equal to its Percentage Share of such Section 8.5 Indemnified Loss, plus an amount equal to interest thereon at the rate of 10% per annum, compounded annually, from the date a notice (the "Section 8.5 Notice") specifying the amount of such Section
8.5 Loss is given by the applicable Section 8.5 Indemnified Party to the Old Mercury Stockholders.

         8.6 Procedures.

         (a) The terms of this Section 8.6 shall apply to any claim (a "Claim") for indemnification under the terms of Sections 8.2, 8.3, 8.4 or 8.5. The
Section 8.2 Indemnified Party, Section 8.3 Indemnified Party, Section 8.4 Indemnified Party or Section 8.5 Indemnified Party (each, an "Indemnified Party"), as the case may be, shall give prompt written notice of such Claim to the indemnifying party (the "Indemnifying Party") under the applicable Section, which party may assume the defense thereof, provided that any delay or failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. The Indemnified Party shall have the right to approve any counsel selected by the Indemnifying Party and to approve the terms of any proposed settlement, such approval not to be unreasonably delayed or withheld (unless such settlement provides only, as to the Indemnified Party, the payment of money damages actually paid by the Indemnifying Party and a complete release of the Indemnified Party in respect of the claim in question). Notwithstanding any of the foregoing to the contrary, the provisions of this Article VIII shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Article VIII to the fullest extent permitted by law.

         (b) In the event that the Indemnifying Party undertakes the defense of any Claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such Claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

         (c) In the event that the Indemnifying Party fails to assume the defense of any Claim within ten business days after receiving written notice thereof, the Indemnified Party shall have the right, subject to the Indemnifying Party's right to assume the defense pursuant to the provisions of this Article VIII, to undertake the defense, compromise or settlement of such Claim for the account of the Indemnifying Party. Unless and until the Indemnifying Party assumes the defense of any Claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Indemnified Party shall agree in writing prior to any such advancement that, in the event he or it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that he or it was not entitled to indemnification under this Article VIII.

         (d) In no event shall an Indemnifying Party be required to pay in connection with any Claim for more than one firm of counsel (and local counsel) for each of the following groups of Indemnified Parties: (i) AT&T PCS, TWR, their respective Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them; (ii) the Cash Equity Investors, their respective Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them; (iii) Mercury I and Mercury II, their respective Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them; (iv) the Company, their respective Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them; and
(v) the Management Stockholders and/or the legal representatives of any of them.

         8.7 Registration Rights. Notwithstanding anything to the contrary in this Article VIII, the indemnification and contribution provisions set forth in Sections 5(e) and 5(f) of the Stockholders Agreement shall govern any claim made with respect to the registration statements filed pursuant to Section 5 of the Stockholders Agreement or sales made thereunder.

         8.8 Limit on Indemnity. So long as the Company does not conduct any business or engage in any activities other than those described in the first sentence of the definition of "Business" (as such term is defined in the Stockholders Agreement), each party waives its right to indemnification under this Article VIII (or any other right to assert any claim) for any claim arising solely from any inaccuracy in the Company's representations and warranties set forth in the last sentence of Section 5.5(h) or the violation by the Company of the covenant set forth in Section 6.6(d) to the extent such Section relates to ineligible or prohibited activities of SBICs.

         8.9 Escrow and Reconciliation.

         (a) The certificates representing all of the Escrowed Shares shall be held in escrow by the Secretary of the Company as escrow holder (the "Escrow Holder"), together with related stock powers executed in blank by the record owners thereof. The Escrow Holder shall also hold in escrow the cash proceeds ("Escrowed Cash") from sales of Escrowed Shares permitted by paragraph (f) below. The Escrow Holder shall not permit the transfer of such shares on the books of the Company except in accordance with this Agreement and the Stockholders Agreement, provided that the Escrow Holder shall be entitled to rely upon written directions of the Board of Directors of the Company. The Escrow Holder shall have no personal liability for any act or omission hereunder while acting in good faith in the exercise of his own judgment. The Company agrees to indemnify and hold Escrow Holder free and harmless from and against any and all losses, costs, damages, liabilities or expenses, including counsel fees to which Escrow Holder may be put or which he may incur by reason of or in connection with the escrow arrangement hereunder.

         (b) On or promptly following the Reconciliation Date, the Escrow Holder shall distribute the Escrowed Shares and Escrowed Cash then beneficially owned by each of the Old Mercury Stockholders as follows (subject to the terms of paragraph (g) below):

         (i) first, to the Company, an amount of Escrowed Cash of such Old Mercury Stockholder equal to such Old Mercury Stockholder's Percentage Share of the outstanding principal amount of the Old Mercury Note, plus accrued and unpaid interest thereon and, if necessary, a number of Escrowed Shares of such Old Mercury Stockholder having an aggregate Market Price equal to the balance of such Old Mercury Stockholder's Percentage Share of the outstanding principal amount of the Old Mercury Note, plus accrued and unpaid interest thereon;

         (ii) second, to the Company and each other Section 8.5 Indemnified Party (pro rata in proportion to their respective Section 8.5 Losses), an amount of Escrowed Cash of such Old Mercury Stockholder equal to such Old Mercury Stockholder's Percentage Share of the Section 8.5 Losses, plus an amount equal to interest thereon at the rate of 10% per annum, compounded annually, from the date of the applicable Section 8.5 Notice through the Reconciliation Date, and, if necessary, a number of Escrowed Shares of such Old Mercury Stockholder having an aggregate Market Price equal to the balance of such Old Mercury Investor's Percentage Share of the Section 8.5 Losses, plus an amount equal to interest thereon at the rate of 10% per annum, compounded annually, from the date of the applicable Section 8.5 Notice through the Reconciliation Date; provided that no Escrowed Shares or Escrowed Cash of any Old Mercury Stockholder shall be distributed pursuant to this clause (ii) of Section 8.9(b) with respect to any
Section 8.5 Loss, if such Old Mercury Stockholder shall have theretofore satisfied its obligation in respect of such Section 8.5 Loss in accordance with the proviso to the last sentence of Section 8.5; and

         (iii) third, to such Old Mercury Stockholder, the balance of his or its Escrowed Shares and Escrowed Cash.

         The distribution of the Escrowed Shares contemplated in this Section 8.9(b) shall be deferred to the extent necessary to determine the Market Price of the Escrowed Shares.

         (c) Promptly following the Reconciliation Date, the Escrow Holder shall
(i) if no Escrowed Shares are distributable pursuant to paragraph (i) or (ii) of
Section 8.9(b), deliver the certificates representing the Escrowed Shares to the Old Mercury Stockholders, and (ii) if any Escrowed Shares are distributable pursuant to paragraphs (i) or (ii) of Section 8.9(b), (x) cancel the certificates held by the Escrow Holder representing Escrowed Shares, (y) cause new certificates to be issued representing the number of Escrowed Shares distributable to the Company or any other Section 8.5 Indemnified Party pursuant to paragraphs (i) and (ii) of Section 8.9(b), which certificates the Escrow Holder shall deliver to the Company or such other Section 8.5 Indemnified Party (as applicable), and (y) cause new certificates to be issued representing the balance of the Escrowed Shares, which certificates shall be distributed to such Old Mercury Stockholder.

         (d) Subject to the terms hereof, each Old Mercury Stockholder shall have all the rights of a stockholder with respect to the Escrowed Shares while they are held in escrow, including, without limitation, the right to vote the Escrowed Shares and receive any cash dividends declared thereon. If, from time to time, there is (i) any stock dividend, stock split or other change in the Escrowed Shares or (ii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, all new, substituted or additional securities to which such Old Mercury Stockholder is entitled by reason of his ownership of the Escrowed Shares shall be immediately subject to this escrow, deposited with the Escrow Holder and included thereafter as "Escrowed Shares" for purposes of this Agreement.

         (e) Legends. The share certificates evidencing the Escrowed Shares shall be endorsed with the following legend (in addition to any legend required to be placed thereon by Section 2.6, applicable federal or state securities laws or the Stockholders Agreement).

         "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THE SECURITIES PURCHASE AGREEMENT DATED AS OF MAY 20, 1998, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY, WHICH PROVIDES, AMONG OTHER THINGS, FOR RESTRICTIONS ON TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE."

         (f) Until the Reconciliation Date, no Mercury Investor Indemnitor shall Transfer (as such term is defined in the Stockholders Agreement) any of his or its Escrowed Shares; provided that, subject to the restrictions on transfer contained in the Stockholders Agreement, after the IPO Date (as defined in the Stockholders Agreement) and notwithstanding the provisions of Section 6.10(b), any Old Mercury Stockholder may sell any or all of his Escrowed Shares for cash at the Market Price so long as the gross cash proceeds thereof are deposited with the Escrow Holder, who shall at the request of such Old Mercury Stockholder invest such funds in Treasury obligations or other cash equivalents that mature not later than the fifth anniversary of the date hereof, to be held in escrow by the Escrow Holder, and not to be released, except in accordance with the foregoing provisions.

         (g) Notwithstanding anything herein to the contrary, 100% of the obligations of all Old Mercury Stockholders to be satisfied by distributions of Escrowed Cash and/or Escrowed Shares pursuant to Section 8.9(b)(i) or (ii) shall be satisfied, on the Reconciliation Date (as defined in clauses (i) through (iv) of the definition thereof, without regard to the proviso to such definition), first, out of any Escrowed Cash, and second, out of any Escrowed Shares held by Mercury II, until all of such Escrowed Cash and Escrowed Shares shall have been distributed.

         8.10 Advances. The Company hereby irrevocably and unconditionally commits, from time to time, upon ten business days' notice from Mercury I or Mercury II, to make advances to Mercury I and Mercury II against Old Mercury Expenses payable by Mercury I and Mercury II, which advances shall be evidenced by the Old Mercury Note.

                                   ARTICLE IX

                                   TERMINATION

         9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, without further obligation of any party (except as set forth herein), at any time prior to the Closing Date:

         (a) by mutual written consent of the parties;

         (b) by any party by written notice to the other parties, if the Closing shall not have occurred on or before the date that is nine months after the date hereof, provided that the party electing to exercise such right is not otherwise in breach of its obligations under this Agreement; or

         (c) by any party by written notice to the other parties, if the consummation of the Transactions shall be prohibited by a final, non-appealable order, decree or injunction of a court of competent jurisdiction.

         9.2 Effect of Termination. (a) In the event of a termination of this Agreement, no party hereto shall have any liability or further obligation to any other party to this Agreement, except as set forth in paragraph (b) below, and except that nothing herein will relieve any party from liability for any breach by such party of this Agreement.

         (b) In the event of a termination of this Agreement pursuant to Section 9.1, all provisions of this Agreement shall terminate, except Sections 6.2 and 6.12(b) and Articles VIII and X.

         (c) Whether or not the Closing occurs, except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

         10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of each of the parties.

         10.2 Waiver of Compliance; Consents. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirement for a waiver of compliance as set forth in this Section 10.2.

         10.3 Notices. All notices or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile transmission, or by registered or certified mail (return receipt requested), postage prepaid, with an acknowledgment of receipt signed by the addressee or an authorized representative thereof, addressed as follows (or to such other address for a party as shall be specified by like notice; provided that notice of a change of address shall be effective only upon receipt thereof):

         If to AT&T PCS or TWR:

              c/o AT&T Wireless Services, Inc.
              5000 Carillon Point
              Kirkland, Washington  98033
              Attention:  William W. Hague
              Facsimile:  (206) 828-8451

         With a copy to:

              AT&T Corp.
              295 North Maple Avenue
              Basking Ridge, New Jersey  07920
              Attention:  Corporate Secretary
              Facsimile:  (908) 953-4657

              Friedman Kaplan & Seiler LLP
              875 Third Avenue, 8th Floor
              New York, New York  10022
              Attention:  Daniel M. Taitz
              Facsimile:  (212) 355-6401

              Rubin Baum Levin Constant & Friedman
              30 Rockefeller Plaza
              New York, New York 10112
              Attention: Gregg S. Lerner
              Facsimile: (212) 698-7825

         If to a Cash Equity Investor, to its address set forth on Schedule I.

         With a copy to:

              Mayer, Brown & Platt
              1675 Broadway
              New York, New York  10019
              Attention: Mark S. Wojciechowski
              Facsimile: (212) 262-1910

         If to Mercury I or Mercury II, to:

              1410 Livingston Lane
              Jackson, MS 39213-8003
              Attention: William M. Mounger, II
              Facsimile: (601) 362-2664

         With a copy to:

              Young, Williams, Henderson & Fuselier, P.A.
              2000 Deposit Guaranty Plaza
              Jackson, MS 39201
              Attention: James H. Neeld, IV
              Facsimile: (601) 355-6136

         If to a Management Stockholder, to him in care of the Company.

         If to the Company:

              1410 Livingston Lane
              Jackson, MS 39213-8003
              Attention: William M. Mounger, II
              Facsimile: (601) 362-2664

         With a copy to each other party sent to the addresses set forth in this
Section 10.3.

         10.4 Expenses. The Company agrees, in the event the Transactions are consummated, to pay, and save the Purchasers harmless against, the reasonable fees and disbursements of counsel to each of the Purchasers in connection with the preparation, negotiation, execution and delivery of this Agreement, the Related Agreements, the Credit Documents, the instruments and documents executed pursuant hereto or thereto or in connection herewith or therewith, and the consummation of the Transactions.

         10.5 Parties in Interest; Assignment. This Agreement is binding upon and is solely for the benefit of the parties hereto (and, in the case of the Section 6.10(b), the Mercury Investor Indemnitors) and their respective permitted successors, legal representatives and permitted assigns. None of AT&T PCS, TWR, the Company, any Cash Equity Investor, Mercury I, Mercury II or any Management Stockholder may assign its rights and obligations hereunder without the prior written consent of each of the other parties; provided, that:

         (a) the Company shall have the right to assign its rights under this Agreement to the lenders (the "Lenders") named in the Credit Agreement, as security pursuant to the terms of the Credit Documents, it being understood that as a result of any such assignment to the Lenders, after an event of default under the Credit Agreement and the expiration of any applicable grace and cure periods thereunder, the Lenders shall have the right, on behalf of the Company, to enforce the obligation of each Cash Equity Investor to make capital contributions to the Company in the amounts and on the dates specified on
Schedule I (or such earlier dates as may be established in accordance with the terms of the Stockholders Agreement) and that, in connection with any such assignment to the Lenders, the Lenders shall not assume any obligations of the Company hereunder;

         (b) AT&T PCS and TWR shall have the right to assign to AT&T Corp., or to one or more direct or indirect wholly owned Subsidiaries of AT&T Corp., any and all rights and obligations of AT&T PCS or TWR, as the case may be, under this Agreement, provided, that such assignee shall have assumed in writing all the obligations of AT&T PCS or TWR, as the case may be, hereunder and no such assignment shall relieve AT&T PCS of its obligations hereunder; and

         (c) any Cash Equity Investor may assign its rights and obligations hereunder with the prior written consent of AT&T PCS, such consent not to be unreasonably withheld, and any

Cash Equity Investor may assign its rights and obligations hereunder to any Affiliate, provided, that such assignee shall have assumed in writing all the obligations of such Cash Equity Investor hereunder and no such assignment shall relieve such Cash Equity Investor of its obligations hereunder.

         10.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. The parties hereto hereby irrevocably and unconditionally consent to submit to the non-exclusive jurisdiction of the courts of the State Of New York and of the United States of America located in the County of New York, New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the Transactions, waive any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

         10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         10.8 Interpretation. The article and section headings contained in this Agreement are for convenience of reference only, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the antecedent Person or Person may require.

         10.9 Entire Agreement. This Agreement and the Related Agreements, including the exhibits and schedules hereto and thereto and the certificates and instruments delivered pursuant to the terms of this Agreement and the Related Agreements, embody the entire agreement and understanding of the parties hereto in respect of the Transactions. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the Related Agreements. This Agreement and the Related Agreements supersede all prior agreements and understandings between the parties with respect to such Transactions.

         10.10 Publicity. So long as this Agreement is in effect, the parties agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the Transactions, and no party shall issue any press release or make any such public statement prior to such consultation, except as may be required by Law. No press release or other public statement by the parties hereto shall disclose any of the financial terms of the Transactions without the prior consent of the other parties, and no party shall issue any press release or make any other public statement regarding the Transactions prior to the Closing without the prior consent of the other parties, in each case except as may be required by Law. A breach of the provisions of this Section 10.10 by a party shall not give rise to any right to terminate this Agreement.

         10.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Courts.

         10.12 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         10.13 Authorized Agent of AT&T PCS. AT&T PCS hereby authorizes Wireless PCS, Inc. as its agent, with full power to execute, in the name of and on behalf of AT&T PCS, the Related Agreements to which AT&T PCS is a party and any and all other documents that AT&T PCS is required to execute and deliver in connection with the Closing, and to give and receive all notices, requests, consents, amendments, demands and other communications to or from AT&T PCS hereunder or thereunder. Each party hereto (other than AT&T PCS) shall be entitled to rely on the full power and authority of Wireless PCS, Inc. to act on behalf of AT&T PCS in accordance with this Section 10.13. Nothing contained in this Section 10.13 shall relieve AT&T PCS from complying with its obligations under this Agreement or any of the Related Agreements to which it is a party.

                                      * * *

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       TRITEL, INC.


                                       By:
                                          --------------------------------------
                                          Name:  William M. Mounger, II
                                          Title: President


                                       AT&T WIRELESS PCS INC.


                                       By:
                                          --------------------------------------
                                          Name:  William W. Hague
                                          Title: Senior Vice President


                                       TWR CELLULAR, INC.


                                       By:
                                          --------------------------------------
                                          Name:  William W. Hague
                                          Title: Senior Vice President

                                       Cash Equity Investors:

                                       TORONTO DOMINION
                                       INVESTMENTS, INC.


                                       By:
                                          Name:  Martha L. Gariepy
                                          Title: Vice President


                                       ENTERGY WIRELESS COMPANY


                                       By:
                                          --------------------------------------
                                          Name:  William D. Bandt
                                          Title: President and Chief Executive
                                                 Officer


                                       GENERAL ELECTRIC CAPITAL CORPORATION


                                       By:
                                          --------------------------------------
                                          Name:  Molly Fergusson
                                          Title: Managing Director

                                       WASHINGTON NATIONAL INSURANCE COMPANY


                                       By:
                                          --------------------------------------
                                          Name:  Rollin M. Dick
                                          Title: Executive Vice President
                                                 and Chief Financial Officer


                                       UNITED PRESIDENTIAL LIFE
                                       INSURANCE COMPANY


                                       By:
                                          --------------------------------------
                                          Name:  Rollin M. Dick
                                          Title: Executive Vice President
                                                 and Chief Financial Officer

                                       DRESDNER KLEINWORT BENSON PRIVATE EQUITY
                                       PARTNERS LP


                                       BY: DRESDNER KLEINWORT BENSON PRIVATE
                                           EQUITY MANAGERS LLC, AS ITS GENERAL
                                           PARTNER


                                       By:
                                          --------------------------------------
                                          Name:  Alexander P. Coleman
                                          Title: Authorized Signatory

                                       TRIUNE PCS, LLC

                                       BY: TRIUNE CAPITAL, LP, AS GENERAL
                                           PARTNER

                                       BY: TRIUNE INC., AS GENERAL PARTNER


                                       By:
                                          --------------------------------------
                                          Name:  Kevin Shepherd
                                          Title: President

                                       DC INVESTMENT PARTNERS
                                       EXCHANGE FUND, L.P.
                                       BY: __________________,
                                           ITS GENERAL PARTNER


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       FCA VENTURE PARTNERS I, L.P.
                                       BY: __________________,
                                           ITS GENERAL PARTNER


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       CLAYTON ASSOCIATES, LLC
                                       BY: __________________,
                                                   ITS MANAGING MEMBER


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       MERCURY PCS, LLC
                                       BY: MSM, INC.,
                                           ITS MANAGER


                                       By:
                                          --------------------------------------
                                          Name:  William M. Mounger, II
                                          Title: President


                                       MERCURY PCS II, LLC
                                       BY: MSM, INC.,
                                           ITS MANAGER


                                       By:
                                          --------------------------------------
                                          Name:  William M. Mounger, II
                                          Title: President


                                       -----------------------------------------
                                       Management Stockholders:


                                       -----------------------------------------
                                       William M. Mounger, II


                                       ---------------------------------
                                       E.B. Martin, Jr.


                                       -----------------------------------------
                                       Jerry M. Sullivan, Jr.

                                       TRILLIUM PCS, LLC


                                       By:
                                          --------------------------------------
                                          Name:  William M. Mounger, II
                                          Title: Manager

                                       THE MANUFACTURERS' LIFE INSURANCE COMPANY
                                       (U.S.A.)


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                      SCHEDULE I

                              CASH EQUITY INVESTORS
                              ---------------------

                                                                                      SECOND
                                               AGGREGATE         INITIAL CASH        FUNDING
         CASH EQUITY INVESTORS                 COMMITMENT        CONTRIBUTION        9/30/99
         ---------------------                 ----------        ------------        -------

Washington National Insurance Company           $25,000,000        $16,666,667       $8,333,333

United Presidential Life Insurance Company       25,000,000         16,666,667        8,333,333

Trillium PCS, LLC                                 2,284,341          1,522,894          761,447

Dresdner Kleinwort Benson Private
Equity Partners LP                               34,265,111         22,843,407       11,421,704

Entergy Wireless Corporation                     20,000,000         13,333,333        6,666,667

Triune, Inc.                                     18,274,726         12,183,150        6,091,576

Toronto Dominion Investments, Inc.                5,000,000          3,333,333        1,666,667

General Electric Capital Corporation              2,500,000          1,666,667          833,333

DC Investment Partners Exchange Fund, LP          1,142,170            761,447          380,723

FCA Venture Partners I, LP                          571,085            380,723          190,362

Clayton Associates, LLC                             114,217             76,145           38,072

Mercury PCS II, LLC                               3,811,154          3,811,154              -0-

Mercury PCS, LLC                                 14,337,196         14,337,196              -0-
                                             ---------------    ---------------   --------------

TOTAL                                          $152,300,000       $107,582,783      $44,717,217

                                                                     SCHEDULE II

                             MANAGEMENT STOCKHOLDERS
                             -----------------------

William M. Mounger II               2.83%

E.B. Martin, Jr.                    2.83%

Jerry M. Sullivan, Jr.              2.83%

TBD                                 1.50%

                                                                    SCHEDULE III

                                 [SEE ATTACHED]

                                                                     SCHEDULE IV

                             MERCURY PCS I LICENSES
                             ----------------------

--------------------------------------------------------------------------------
MARKET NUMBER                  FREQUENCY BLOCK              LICENSE DESCRIPTION
--------------------------------------------------------------------------------
     017                              C                         Anniston, AL
--------------------------------------------------------------------------------
     044                              C                        Birmingham, AL
--------------------------------------------------------------------------------
     108                              C                         Decatur, AL
--------------------------------------------------------------------------------
     158                              C                         Gadsden, AL
--------------------------------------------------------------------------------
     198                              C                        Huntsville, AL
--------------------------------------------------------------------------------
     450                              C                        Tuscaloosa, AL
--------------------------------------------------------------------------------

                             MERCURY PCS II LICENSES
                             -----------------------

--------------------------------------------------------------------------------
MARKET NUMBER                  FREQUENCY BLOCK              LICENSE DESCRIPTION
--------------------------------------------------------------------------------
     042                              F                          Biloxi, MS
--------------------------------------------------------------------------------
     415                              F                          Selma, AL
--------------------------------------------------------------------------------
     115                              F                    Dothan-Enterprise, AL
--------------------------------------------------------------------------------
     146                              F                         Florence, AL
--------------------------------------------------------------------------------
     186                              F                       Hattiesburg, MS
--------------------------------------------------------------------------------
     246                              E                          Laurel, MS
--------------------------------------------------------------------------------
     269                              F                          McComb, MS
--------------------------------------------------------------------------------
     302                              F                          Mobile, AL
--------------------------------------------------------------------------------
     305                              F                        Montgomery, AL
--------------------------------------------------------------------------------
     263                              F                        Louisville, KY
--------------------------------------------------------------------------------
     052                              F                      Bowling Green, KY
--------------------------------------------------------------------------------

License certificates for the following licenses issued to Mercury II have not yet been received by Mercury II due to clerical errors in FCC debt documentation furnished by the FCC which is being corrected by FCC administrative personnel in cooperation with Mercury II's FCC counsel:

            BTA#                              Name
            ----                              ----
            115                               Dothan-Enterprise, AL
            269                               McComb, MS

                                                                      SCHEDULE V

                                 ALABAMA LICENSE
                                 ---------------

--------------------------------------------------------------------------------
MARKET NUMBER                  FREQUENCY BLOCK              LICENSE DESCRIPTION
--------------------------------------------------------------------------------
     305                              C                        Montgomery, AL
--------------------------------------------------------------------------------

                                                                     SCHEDULE VI

                               COMPANY TERRITORY*
                               ------------------

I.         From Atlanta MTA                            BTA Market Designator
           ----------------                            ---------------------
           Carroll County, GA                                    **
           Haralson County, GA                                   **
           Opelika-Auburn, AL                                   334
           Chattanooga, TN                                      076
           Cleveland, TN                                        085
           Dalton, GA                                           102
           LaGrange, GA                                         237
           Rome, GA                                             384

II.        From Knoxville MTA
           ------------------
           Knoxville, TN                                        232

III.       From Louisville-Lexington-Evansville MTA
           ----------------------------------------
           Louisville, KY                                       263
           Lexington, KY                                        252
           Bowling Green-Glasgow, KY                            052
           Owensboro, KY                                        338
           Corbin, KY                                           098
           Somerset, KY                                         423
           Madisonville, KY                                     273

IV.        From Memphis-Jackson MTA
           ------------------------
           Montgomery County, MS                                ***
           Jackson, MS                                          210
           Tupelo-Corinth, MS                                   449
           Greenville-Greenwood, MS                             175
           Meridian, MS                                         292
           Columbus-Starkville, MS                              094
           Natchez, MS                                          315
           Vicksburg, MS                                        455

--------------------

* The Company Territory is more particularly described in the FCC applications filed in connection with the transfer of FCC PCS Licenses to the Company.

**  Carrol County and Haralson County are both located within the Atlanta BTA
    (B024).

*** Montgomery County is located within the Memphis BTA (B290).

V.         From Nashville MTA
           ------------------
           Nashville, TN                                            314
           Clarksville, TN-Hopkinsville, KY                         083
           Cookeville, TN                                           096

VI.        From Birmingham MTA
           -------------------
           Anniston, AL                                             017
           Birmingham, AL                                           044
           Decatur, AL                                              108
           Dothan-Enterprise, AL                                    115
           Florence, AL                                             146
           Gladsden, AL                                             158
           Huntsville, AL                                           198
           Montgomery, AL                                           305
           Selma, AL                                                415
           Tuscaloosa, AL                                           450

VII.       From New Orleans MTA
           --------------------
           Biloxi-Gulfport-Pascagoula, MS                           042
           Hattiesburg, MS                                          186
           Laurel, MS                                               246
           McComb-Brookhaven, MS                                    269
           Mobile, AL                                               302

                                                                    SCHEDULE VII
                             SECURITIES TO BE ISSUED
                             -----------------------

                                 [See Attached]

                                                                   SCHEDULE VIII

Mercury Investors                                             Percentage Share
-----------------                                             ----------------
Southern Farm Bureau Life Insurance Company                         58.740986%
M3, LLC                                                             10.855584%
McCarty Communications, LLC                                          7.795751%
DC Investment Partners Exchange Fund, L.P.                           1.948938%
FCA Venture Partners I, L.P.                                         0.974469%
Clayton Associates, LLC                                              0.194894%
Mercury PCS, Investors, LLC                                         19.489378%
                                                                          100%

                                                                    SCHEDULE 1.1

                             PERMITTED EXPENDITURES
                             ----------------------

                           SIX MONTH OPERATING BUDGET
                             BEGINNING MAY 1, 19981


Civil Construction & Materials                                      $4,250,000
Site Acquisition                                                     3,475,000
RF Engineering                                                       4,400,000
Plant Operating Expense                                              5,700,000
Sales & Marketing                                                    2,200,000
General & Administrative                                             5,600,000
License Note Interest                                                2,875,000
                                                                   -----------
TOTAL                                                              $28,500,000

                         GENERAL & ADMINISTRATIVE DETAIL
                         -------------------------------


         Billing Vendor Start-Up Costs                             $1,400,000
         Accounting and Other Software Costs                        1,200,000
         Computers/Office Equipment                                   750,000
         Employee Salaries and Overhead                             1,654,333
         G&A Travel                                                   300,000
         G&A Legal/Accounting                                         300,000
                                                                  -----------
                                                                   $5,604,333

---------------
* Figures recited herein are subject to overages of up to 25%.

                                                                    SCHEDULE 2.1

                               DESCRIPTION OF AT&T
                        CONTRIBUTED AND RETAINED LICENSES
                        ---------------------------------

                                 [See attached]

                                                                    SCHEDULE 2.3

                           CONTRIBUTED MERCURY ASSETS
                           --------------------------

Contributed Mercury Assets shall mean all right, title and interest to all the properties and assets related to the contributed licenses of every kind (tangible and intangible) belonging to, owned or otherwise held by Mercury I and Mercury II (except for those licenses owned by Mercury II which are being retained and intercompany loans between Mercury I and Mercury II), including, but not limited to:

              (a)  all tangible personal property;

              (b)  all accounts, notes and other receivables;

              (c)  cash and cash equivalents;

              (d)  all leases, subleases and rights thereunder;

              (e)  all agreements, contracts, security interests;

              (f) approvals, permits, licenses, orders and similar right obtained from governmental agencies which are assignable;

              (g) books, records, specifications, promotional materials, studies and reports; and

              (h)  intangibles.

                                                                    SCHEDULE 2.8

                              ASSUMED MERCURY DEBT
                             AS OF MARCH 31, 1998*
                             ---------------------


Lucent bridge loan                                 5,000,000.00
FCC debt on C Block                               63,890,000.00**
FCC debt on F Block                                9,458,000.00
Accrued interest on FCC debt                       6,713,000.00
Accrued interest on N/P to Lucent                    183,000.00
Central Alabama FCC debt                          12,144,000.00**


        The Company will also assume all trade liabilities, payroll related liabilities and other obligations incurred in the normal course of the business.


--------------
* The liabilities assumed at Closing will be adjusted to reflect actual liability balances outstanding on that date.

** This reflects 100% of the C Block debt. This amount will be reduced per FCC regulations when part of the spectrum is returned.

                                                                    SCHEDULE 4.6

                                MERCURY CONSENTS
                                ----------------

         The execution, delivery and performance of the Agreement will or may require the following consents, approvals and reviews:

         1. The Federal Communications Commission.

         Matters which could prevent Mercury from consummating the transactions contemplated by this Agreement include:

         A. Amarillo Celltelco and High Plains Wireless L.P. v. William M. Mounger, II, E.B. Martin, Jr., Jerry Sullivan, Jr., Mercury Southern, LLC and Mercury PCS II, LLC; No. 83, 268-A in the 47th District Court in and for Potter County, Texas.

         B. Applications for Review filed by High Plains Wireless, L.P.: In re Application of Mercury PCS II, LLC for Facilities in the Broadband Personal Communications Services in the D, E and F Blocks, Federal Communications Commission File Numbers 00114CWL97, et al.

         C. United States Department of Justice, Antitrust Division, Washington, D.C.; Mercury PCS II, LLC, Civil Investigative Demand No. 16337.

                                COMPANY CONSENTS

         The execution, delivery and performance of the Agreement will or may require the following consents, approvals and reviews:

         1. The Federal Communications Commission.

                                                                    SCHEDULE 4.7

                                   LITIGATION
                                   ----------

        See Items 1(A-C) under "Mercury Consents" on Schedule 4.6.

                                                                    SCHEDULE 4.9

                                  BROKER'S FEES
                                  -------------



Amsterdam Pacific LLC                                           $ 2,375,000

TD Securities (USA) Inc.                                        $ 3,507,500

Paul Bowden                                                       $ 120,000

Conseco Private Capital Group, Inc.                            $    500,000
                                                               ------------

                                                                $ 6,502,500

                                                                 SCHEDULE 5.3(A)

                     PROCEEDINGS AFFECTING MERCURY LICENSES
                     --------------------------------------


        See Items 1(A-C) under "Mercury Consents" on Schedule 4.6.

                                                                 SCHEDULE 5.3(C)

                            MERCURY I AND MERCURY II
                              CASH FLOW STATEMENTS
                              --------------------


                                                              Mercury PCS and
                                                               Mercury PCS II
                                                              -----------------
Sources of cash:

        Equity                                                $  14,400,000.00
                                                              -----------------
        Lucent loan                                           $   5,000,000.00

               Net Sources:                                   $  19,400,000.00

Uses of Cash:

        FCC deposits                                          $  12,137,000.00

        C Block interest                                      $   1,400,000.00

        Deferred financing costs                              $   1,137,000.00

        Litigation Costs                                      $     950,000.00

        Other operating costs                                 $   3,102,000.00
                                                              -----------------

               Net uses:                                      $  18,726,000.00

Cash as of March 31, 1998                                     $     674,000.00
                                                              =================

                                                                    SCHEDULE 5.4

                                CASH EQUITY LOANS
                                -----------------

                                                                $ AMOUNT OF CASH
CASH EQUITY INVESTORS                                              EQUITY LOAN
---------------------                                              -----------

Washington National Insurance Company United                       $12,500, 000

Presidential Life Insurance Company                                  12,500,000

Trillium PCS, LLC                                                     1,284,341

Dresdner Kleinwort Benson Private Equity Partners LP                 19,265,111

Triune PCS, Inc.                                                     10,274,726

Mercury PCS, LLC                                                     14,337,197

Mercury PCS II, LLC                                                   3,811,154

DC Investment Partners Exchange Fund, LP                                642,170

FCA Venture Partners I, LP                                              321,085

Clayton Associates LLC                                                   64,217

                                                                 SCHEDULE 5.5(G)

                              MINIMUM BUILDOUT PLAN
                              ---------------------

                            BUILDOUT SCHEDULE-YEAR 1
                            ------------------------


ATLANTA MTA
-----------

        Cities:       Chattanooga, Tennessee
                      Cleveland, Tennessee
                      Dalton, Georgia

        Interstates/State Highways:

                      Portion of I-75 South from Chattanooga
                      Portion of I-75 North from Chattanooga
                      Portion of I-24 West from Chattanooga
                      Portion of I-59 South from Chattanooga


BIRMINGHAM MTA
--------------

        Cities:       Huntsville, Alabama
                      Decatur, Alabama

        Interstates/State Highways:

                      Portion of I-65 South from Decatur
                      Portion of I-65 North from Decatur


MEMPHIS/JACKSON MTA
-------------------

        Cities:       Jackson, Mississippi
                      Vicksburg, Mississippi

        Interstates/State Highways:

                      Portion of I-20 West from Jackson
                      Portion of I-20 East from Jackson
                      Portion of I-55 South from Jackson
                      Portion of I-55 North from Jackson
                      Portion of Highway 49 South from Jackson

                      -------------------------------------


KNOXVILLE MTA
-------------

        Cities:       Knoxville, Tennessee

        Interstates/State Highways:

                      Portion of I-40 West from Knoxville
                      Portion of I-40 East from Knoxville
                      Portion of I-75 North from Knoxville


NASHVILLE MTA
-------------

        Cities:       Nashville, Tennessee

        Interstates/State Highways:

                      Portion of I-40 East from Nashville,
                      Portion of I-40 West from Nashville
                      Portion of I-24 East from Nashville
                      Portion of I-24 West from Nashville
                      Portion of I-65 North from Nashville
                      Portion of I-65 South from Nashville

        The buildout of the above referenced cities, interstates and state highways represents the deployment of a wireless service network which will be capable of providing a radio frequency signal level sufficient to adequately service an estimated 2,954,700 pops within the license area. The estimated pops recited hereinabove for the buildout during year 1 represents 21.7% of the estimated total pops contained under the terms of this agreement.

                           BUILDOUT SCHEDULE - YEAR 2
                           --------------------------


BIRMINGHAM MTA
--------------

        Cities:       Birmingham, Alabama
                      Montgomery, Alabama
                      Tuscaloosa, Alabama
                      Anniston, Alabama

        Interstates/State Highways:

                      Portion of I-20 East from Birmingham
                      Portion of I-20 West from Birmingham
                      Portion of Highway 280 East from Birmingham
                      Portion of I-59 North from Birmingham
                      Portion of I-65 South from Montgomery
                      Portion of I-65 North from Montgomery
                      Portion of Highway 231 South from Montgomery
                      Portion of Highway 80 West from Montgomery
                      Portion of I-20 East from Tuscaloosa
                      Portion of I-20 West from Tuscaloosa
                      Portion of I-20 East from Anniston
                      Portion of I-20 West from Anniston


LOUISVILLE MTA
--------------

        Cities:       Louisville, Kentucky
                      Lexington, Kentucky

        Interstates/State Highways:

                      Portion of I-64 East from Louisville
                      Portion of I-64 West from Louisville
                      Portion of I-65 South from Louisville
                      Portion of I-65 North from Louisville
                      Portion of I-71 North from Louisville
                      Portion of I-75 North from Lexington
                      Portion of I-75 South from Lexington
                      Portion of I-64 East from Lexington
                      Portion of I-64 West from Lexington

                      -------------------------------------


MEMPHIS/JACKSON MTA
-------------------

        Cities:       Hattiesburg, Mississippi
                      Meridian, Mississippi
                      Tupelo, Mississippi

        Interstates/State Highways:

                      Portion of Highway 49 North from Hattiesburg
                      Portion of Highway 49 South from Hattiesburg
                      Portion of Highway 98 East from Hattiesburg
                      Portion of I-59 South from Hattiesburg
                      Portion of I-59 North from Hattiesburg
                      Portion of I-20 East from Meridian
                      Portion of I-20 West from Meridian
                      Portion of I-59 South from Meridian


NASHVILLE MTA
-------------

        Cities:       Clarksville, Tennessee
                      Hopkinsville, Kentucky

        Interstates/State Highways:

                      Portion of I-24 East from Clarksville
                      Portion of I-24 West from Clarksville

NEW ORLEANS MTA
---------------

        Cities:       Mobile, Alabama

        Interstates/State Highways:

                      Portion of I-65 North from Mobile
                      Portion of I-10 East from Mobile
                      Portion of I-10 West from Mobile
                      Portion of Highway 98 West from Mobile

                      -------------------------------------

        The buildout of the above referenced cities, interstates and state highways represents the deployment of a wireless service network which will be capable of providing a radio frequency signal level sufficient to adequately service an estimated 3,882,900 pops within the license area. The estimated pops recited hereinabove for the buildout during year 2 represents 28.6% of the estimated total pops contained under the terms of this agreement.

        The estimated pops recited herein for the buildout for years 1 and 2 will constitute an estimated aggregate total of 6,837,600 pops within the license area at the completion of the year 2 buildout or 50.3% of the estimated total pops contained under the terms of this agreement.

                           BUILDOUT SCHEDULE - YEAR 3
                           --------------------------

BIRMINGHAM MTA
--------------


        Cities:       Gadsden, Alabama
                      Dothan, Alabama
                      Florence, Alabama

        Interstates/State Highways:

                      Portion of I-59 North from Gadsden
                      Portion of I-59 South from Gadsden
                      Portion of Highway 231 North from Dothan


LOUISVILLE MTA
--------------

        Cities:       Owensboro, Kentucky
                      Bowling Green, Kentucky
                      Glasgow, Kentucky
                      Madisonville, Kentucky
                      Corbin, Kentucky

        Interstates/State Highways:

                      Portion of Audubon Parkway West from Owensboro
                      Portion of Western Kentucky Parkway East from Madisonville Portion of Pennyrile Parkway North from Madisonville Portion of Pennyrile Parkway South from Madisonville Portion of I-65 North from Elizabethtown
                      Portion of I-65 South from Elizabethtown
                      Portion of I-75 North from Corbin
                      Portion of I-75 South from Corbin


NASHVILLE MTA
-------------

        Cities:       Cookeville, Tennessee
                      Columbia, Tennessee

        Interstates/State Highways:

                      Portion of I-40 East from Cookeville
                      Portion of I-40 West from Cookeville
                      Portion of I-65 North from Columbia
                      Portion of I-65 South from Columbia

                     -------------------------------------


MEMPHIS/JACKSON MTA
-------------------

        Cities:       Columbus, Mississippi
                      Starkville, Mississippi
                      Greenville, Mississippi
                      Greenwood, Mississippi

        Interstates/State Highways:

                      Portion of Highway 82 East from Columbus
                      Portion of Highway 82 West from Columbus
                      Portion of Highway 82 East from Starkville


NEW ORLEANS MTA
---------------

        Cities:       Gulfport, Mississippi
                      Biloxi, Mississippi
                      Pascagoula, Mississippi
                      Brookhaven, Mississippi
                      McComb, Mississippi
                      Laurel, Mississippi

        Interstates/State Highways:

                      Portion of Highway 49 North from Gulfport
                      Portion of I-10 West from Gulfport
                      Portion of I-10 East from Gulfport
                      Portion of I-10 West from Biloxi
                      Portion of I-10 East from Biloxi
                      Portion of I-10 West from Pascagoula
                      Portion of I-10 East from Pascagoula
                      Portion of I-55 North from Brookhaven
                      Portion of I-55 South from Brookhaven
                      Portion of I-55 North from McComb
                      Portion of I-55 South from McComb
                      Portion of I-59 North from Laurel
                      Portion of I-59 South from Laurel

                      -------------------------------------

        The buildout of the above referenced cities, interstates and state highways represents the deployment of a wireless service network which will be capable of providing a radio frequency signal level sufficient to adequately service an estimated 1,484,700 pops within the license area. The estimated pops recited hereinabove for the buildout during year 3 represents 10.9% of the estimated total pops contained under the terms of this agreement.

        The estimated pops recited herein for the buildout for years 1, 2 and 3 will constitute an estimated aggregate total of 8,322,300 pops within the license area at the completion of the year 3 buildout or 61.2% of the estimated total pops contained under the terms of this agreement.

                           BUILDOUT SCHEDULE - YEAR 4
                           --------------------------


        Cities:       Corinth, Mississippi
                      Natchez, Mississippi
                      Rome, Georgia
                      Selma, Alabama
                      Demopilis, Alabama
                      Opelika, Alabama
                      Auburn, Alabama
                      LaGrange, Georgia

        Interstates/State Highways:

                      Additional portions of all interstates and highways listed under years 1 and 2 buildout.

        The buildout of the above referenced cities, interstates and state highways, and expansion of existing cities listed in the buildout for years 1 through 3, represents the deployment of a wireless service network which will be capable of providing a radio frequency signal level sufficient to adequately service an estimated 1,196,670 pops within the license area. The estimated pops recited hereinabove for the buildout during year 4 represents 8.8% of the estimated total pops contained under the terms of this agreement.

        The estimated pops recited herein for the buildout for years 1, 2, 3 and 4 will constitute an estimated aggregate total of 9,518,970 pops within the license area at the completion of the year 4 buildout or 70.0% of the estimated total pops contained under the terms of this agreement.

                          BUILDOUT SCHEDULE - YEAR 5
                          --------------------------


        Cities: The buildout for year 5 will encompass expansion of all cities, where applicable, launched in the buildout for years 1 through 4.

        Interstates/State Highways:

                      Additional portions of all interstates and highways listed under year 3 buildout.

        The buildout of the above referenced cities, interstates and state highways, and expansion of existing cities listed in the buildout for years 1 through 4, represents the deployment of a wireless service network which will be capable of providing a radio frequency signal level sufficient to adequately service an estimated 1,359,853 pops within the license area. The estimated pops recited hereinabove for the buildout during year 5 represents 10% of the estimated total pops contained under the terms of this agreement.

        The estimated pops recited herein for the buildout for years 1, 2, 3, 4 and 5 will constitute an estimated aggregate total of 10,878,823 pops within the license area at the completion of the year 4 buildout or 80.0% of the estimated total pops contained under the terms of this agreement.

                                                                   SCHEDULE 6.16

                    CENTRAL ALABAMA AGREEMENT AMENDMENT TERMS
                    -----------------------------------------

        Terms not otherwise defined herein shall have the meanings ascribed to them in the Central Alabama Agreement. The amendment to the Central Alabama Agreement to be executed shall effect the following:

FIXED PURCHASE PRICE                The Purchase Price for the Purchased Assets
                                    shall be fixed at $3,014,450, of which
                                    $2,601,950 shall be paid in the form of the issuance of equity of Mercury I (or Series C
                                    Preferred Stock of the Company, if
                                    applicable) and the $412,500 Cash Premium shall be paid in cash. The Purchase Price is based on Central Alabama's paid in capital as of May 15, 1998 (adjusted to reflect agreed modifications as shown on the detail attached hereto). To the extent that Central
                                    Alabama's paid in capital (with the same modifications referred to above) exceeds
                                    $2,601,950 as of the Closing Date (as
                                    defined in the Central Alabama Agreement), Mercury I or the Company, as applicable, shall pay a cash purchase price adjustment to Central Alabama equal to any excess.
                                    However, no increase in Central Alabama's paid in capital shall be taken into account unless the Purchaser shall have approved the contribution of additional equity or any other transaction which would affect the level of Central Alabama's paid in capital.
                                    To the extent that Central Alabama's paid in capital (with the same modifications referred to above) is less than $2,601,950 as of the Closing Date (as defined in the Central Alabama Agreement), the Cash Premium portion of the Purchase Price shall be reduced by an amount equal to the difference. If the difference exceeds the Cash Premium, the amount of equity of Mercury I (or Series C Preferred Stock of the Company, if applicable) to be issued to Central Alabama shall be reduced accordingly.


C-BLOCK SPECTRUM
DISAGGREGATION                      Central Alabama shall commit to elect the
                                    "disaggregation option" pursuant to the
                                    FCC's Order on Reconsideration of the Second
                                    Report and Order, FCC 98-46 (released March
                                    24, 1998), with respect to its C-Block BTA
                                    B305 Montgomery, Alabama license no later than two business days prior to the deadline established by the FCC to make such election. This shall be an unconditional commitment and Mercury I and the Company shall be held harmless from any claims or expense arising from or relating to this election.


RESALE The rights granted to the Partners to resell PCS services of Mercury I or the Company, as applicable, shall be modified to: (i) be limited to the specific geographic areas designated for each partner as listed on the attachment hereto; (ii) delete the "most favored nation" terms provision; (iii) limit the right to resell to the current Partners and prohibit the assignment of the right to resell; and (iv) provide that as to each Partner, the right to resell shall terminate on any change of control of each Partner. Further, the right shall terminate in the event any such right is deemed to conflict with the exclusivity provisions of the Stockholders' Agreement.


EXECUTION OF STOCKHOLDERS'
AGREEMENT                           Central Alabama and each of its partners (if
                                    any) to whom shares of Series C Preferred
                                    Stock or other securities of the Company are distributed on the Closing Date shall, on the Closing Date, and each partner of Central Alabama to whom shares of Series C
                                    Preferred Stock or other securities of the Company are distributed thereafter shall, on the date of such distribution, execute and deliver to the other parties thereto a counterpart to each of the Stockholders'
                                    Agreement and the agreement among the Cash
                                    Equity Investors attached as Schedule X to the Stockholders' Agreement. Central Alabama and each of its partners to whom shares of Series C Preferred Stock or other securities of the Company are distributed makes (as to itself as of the Closing Date or other date of distribution) the representations set forth in Section 5.1 of the Stockholders'
                                    Agreement.


CONTRACTS                           The lease of office space and the Executive
                                    Employment Agreement dated October 1, 1996, between Central Alabama and James E.
                                    Campbell shall not form a part of the
                                    Purchased Assets and neither Mercury I nor the Company shall assume any liabilities thereunder.

ASSIGNMENT                          At the request of the Company, Mercury I
                                    shall be permitted to assign all of its
                                    right, title and interest in and to the
                                    Central Alabama Agreement to the Company, either prior to or following the Closing, in form and substance satisfactory to the Company, AT&T PCS and the Cash Equity
                                    Investors.

                                TABLE OF CONTENTS
                                -----------------
                                                                            PAGE
                                                                            ----
                                    ARTICLE I

                                   DEFINITIONS


                                   ARTICLE II

                        CONTRIBUTIONS; PURCHASE AND SALE
                 OF SECURITIES; CERTAIN RESTRICTIONS ON TRANSFER

2.1 AT&T PCS and TWR Contributions............................................11
2.2 Cash Equity Investor Contributions........................................12
2.3 Mercury Contributions.....................................................13
2.4 INTENTIONALLY OMITTED.....................................................13
2.5 Purchase and Sale of Securities at Closing................................13
2.6 Restrictive Legends.......................................................13
2.7 Use of Proceeds...........................................................14
2.8 Assumption of Mercury Indebtedness........................................14

                                   ARTICLE III

                                     CLOSING

3.1 Time and Place of Closing.................................................14
3.2 Closing Actions and Deliveries............................................14
3.3 Payment of Transfer Taxes.................................................16

                                   ARTICLE IV

                         REPRESENTATIONS OF ALL PARTIES

4.1 Organization and Standing.................................................16
4.2 Power and Authority.......................................................16
4.3 Due Authorization.........................................................17
4.4 Enforceability............................................................17
4.5 No Breach.................................................................17
4.6 Consents; No Conflicts....................................................17
4.7 Litigation................................................................17
4.8 FCC Compliance............................................................18
4.9 Brokers...................................................................18

                                    ARTICLE V

                       REPRESENTATIONS OF CERTAIN PARTIES

5.1 No Distribution, Etc......................................................18
5.2 AT&T PCS and TWR Licenses.................................................19
5.3 Mercury Matters...........................................................19
5.4 Capital Commitment........................................................21
5.5 Representations as to the Company.........................................22

                                   ARTICLE VI

                                    COVENANTS

6.1 Consummation of Transactions..............................................26
6.2 Confidentiality...........................................................28
6.3 Retained Licenses.........................................................28
6.4 No Further Commitment.....................................................29
6.5 Use of Proceeds...........................................................29
6.6 SBIC Regulatory Provisions................................................29
6.7 Regulatory Compliance Cooperation.........................................30
6.8 Certain Covenants.........................................................30
6.9 Restricted Stock Plan.....................................................32
6.10 Certain Mercury Transactions.............................................32
6.11 Certain Employees........................................................33
6.12 Pre-Closing Build-Out....................................................34
6.13 Additional Cash Equity Investors.........................................34
6.14 Return of Spectrum.......................................................35
6.15 Option Agreement.........................................................35
6.16 Central Alabama Agreement................................................36

                                   ARTICLE VII

                               CLOSING CONDITIONS

7.1 Conditions to Obligations of All Parties..................................36
7.2 Conditions to Obligations of Each Party...................................37
7.3 Conditions to the Obligations of the Purchasers...........................38

                                  ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION

8.1 Survival..................................................................39
8.2 Indemnification by Purchasers.............................................39
8.3 Indemnification by the Management Stockholders............................40
8.4 Indemnification by the Company............................................40
8.5 Indemnification by Mercury I, Mercury II, the Management
    Stockholders and the Mercury Investor Indemnitors.........................40
8.5 Percentage Share of any Section 8.........................................41

8.6 Procedures................................................................41
8.7 Registration Rights.......................................................42
8.8 Limit on Indemnity........................................................42
8.9 Escrow and Reconciliation.................................................43
8.10 Advances.................................................................45

                                   ARTICLE IX

                                   TERMINATION

9.1 Termination...............................................................45
9.2 Effect of Termination.....................................................45

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

10.1 Amendment and Modification...............................................46
10.2 Waiver of Compliance; Consents...........................................46
10.3 Notices..................................................................46
10.4 Expenses.................................................................48
10.5 Parties in Interest; Assignment..........................................48
10.6 Applicable Law...........................................................49
10.7 Counterparts.............................................................49
10.8 Interpretation...........................................................49
10.9 Entire Agreement.........................................................49
10.10 Publicity...............................................................49
10.11 Specific Performance....................................................49
10.12 Remedies Cumulative.....................................................50
10.13 Authorized Agent of AT&T PCS............................................50


SCHEDULES

Schedule I       --   Cash Equity Investors and Commitments
Schedule II      --   Management Stockholders
Schedule III     --   AT&T PCS and TWR Licenses
Schedule IV      --   Mercury Licenses
Schedule V       --   Alabama License
Schedule VI      --   Company Territory
Schedule VII     --   Securities Issued at Closing
Schedule VIII    --   Mercury Investors and Percentage Shares

Schedule 1.1     --   Permitted Expenditures
Schedule 2.1     --   Description of AT&T PCS Contributed and Retained Licenses
Schedule 2.3     --   Contributed Mercury Assets
Schedule 2.8     --   Assumed Mercury Debt
Schedule 4.6     --   Consents
Schedule 4.7     --   Litigation
Schedule 4.9     --   Broker's Fees
Schedule 5.3(a)  --   Proceedings Affecting Mercury Licenses
Schedule 5.3(c)  --   Mercury I and Mercury II Cash Flow Statements
Schedule 5.4     --   Cash Equity Loans
Schedule 5.5(g)  --   Minimum Build-Out Plan
Schedule 6.16    --   Terms of Central Alabama Agreement Amendment

EXHIBITS

Exhibit A        --   Form of Management Agreement
Exhibit B        --   Form of Network Membership License Agreement
Exhibit C        --   Form of Resale Agreement
Exhibit D        --   Form of Restated Bylaws
Exhibit E        --   Form of Restated Certificate
Exhibit F        --   Form of Roaming Agreement
Exhibit G        --   Form of Stockholders Agreement
Exhibit H-1      --   Form of Opinion of Counsel to AT&T PCS
Exhibit H-2      --   Form of Opinion of FCC Counsel to AT&T PCS
Exhibit I        --   Form of Opinion of Counsel to Cash Equity Investors
Exhibit J-1      --   Form of Opinion of Counsel to Mercury Entities
Exhibit J-2      --   Form of Opinion of FCC Counsel to Mercury Entities
Exhibit K-1      --   Form of Opinion of Counsel to Company and Management
                      Stockholders
Exhibit K-2      --   Form of Opinion of FCC Counsel to Company and Management
                      Stockholders
Exhibit L        --   Form of Pledge Agreement
Exhibit M        --   Form of Assignment
Exhibit N        --   Form of Option Agreement
Exhibit O        --   Form of Employment Agreement
Exhibit P        --   Form of Old Mercury Note